Exhibit 2.3

AGREEMENT AND PLAN OF AMALGAMATION

BY AND AMONG

ENSTAR GROUP LIMITED,

VERANDA HOLDINGS LTD.,

HUDSON SECURITYHOLDERS REPRESENTATIVE LLC

(solely in its capacity as the Securityholders’ Representative),

AND

TORUS INSURANCE HOLDINGS LIMITED

DATED AS OF JULY 8, 2013

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EXHIBITS

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Written Consent

Exhibit C – Amalgamation Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Shareholder Rights Agreement

Exhibit F – Certificate of Designations of Series B Convertible Participating Non-Voting Perpetual Preferred Stock of Enstar Group                     Limited

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AGREEMENT AND PLAN OF AMALGAMATION

This AGREEMENT AND PLAN OF AMALGAMATION (this “Agreement”), dated as of July 8, 2013, is made by and among Enstar Group Limited, a Bermuda exempted company (“Parent”), Veranda Holdings Ltd., a Bermuda exempted company and an indirect subsidiary of Parent (“Amalgamation Sub”), Torus Insurance Holdings Limited, a Bermuda exempted company (the “Company”), and Hudson Securityholders Representative LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative (the “Securityholders’ Representative”). Parent, Amalgamation Sub and the Company and, solely in its capacity as the Securityholders’ Representative and solely to the extent applicable, the Securityholders’ Representative, shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, it is proposed that Amalgamation Sub and the Company will amalgamate under the laws of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company, upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement (as defined herein) and in accordance with Part VII of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the respective boards of directors of Parent and Amalgamation Sub have (a) determined that the Amalgamation is advisable and fair to, and in the best interests of, Parent or Amalgamation Sub, as the case may be, and (b) approved and adopted this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation;

WHEREAS, the board of directors of the Company has (a) determined that the Amalgamation is advisable and fair to, and in the best interests of, the Company and (b) approved and adopted this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation; and

WHEREAS, Parent, Amalgamation Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Transaction” has the meaning set forth in Section 6.8.

“Actuarial Firm” has the meaning set forth in Section 3.14(d).

“Additional Large Losses” has the meaning set forth in Section 3.14(f)(i).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Founder Consideration Value” means the difference, expressed in U.S. Dollars, between (i) the Company Equity Consideration minus (ii) the sum of (A) the product of (x) the Management Per Share Amalgamation Closing Consideration multiplied by (y) the aggregate number of Company Common Shares and Company Common Shares that underlie Company RSUs (other than Unvested Company RSUs) held by the Company Equity Securityholders (other than the Founders) as of immediately prior to the Effective Time, plus (B) the aggregate Option Closing Consideration in respect of all In-the-Money Company Options held by the Company Equity Securityholders (other than the Founders) as of immediately prior to the Effective Time plus (C) the Management Escrow Amount.

“Aggregate Redemption Amount” means the sum of (i) the aggregate Series A Preferred Redemption Amounts payable in respect of the Series A Preferred Shares issued and outstanding immediately prior to the Effective Time and (ii) the aggregate Series B Preferred Redemption Amounts payable in respect of the Series B Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Allocated Company Class B Shares” has the meaning set forth in Section 4.2(d).

“Allocated Company Class B Share Interests” has the meaning set forth in Section 4.2(d).

“Amalgamated Company” has the meaning set forth in Section 2.1.

“Amalgamated Company Bye-laws” has the meaning set forth in Section 2.4(b).

“Amalgamated Company Memorandum of Association” has the meaning set forth in Section 2.4(a).

“Amalgamation” has the meaning set forth in the Recitals to this Agreement.

“Amalgamation Agreement” has the meaning set forth in Section 2.1.

“Amalgamation Application” has the meaning set forth in Section 2.2(b).

“Amalgamation Sub” has the meaning set forth in Preamble to this Agreement.

“Ancillary Documents” has the meaning set forth in Section 4.3.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Burdensome Condition” has the meaning set forth in Section 6.5(d).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City (or, for purposes of Section 2.2 only, in Hamilton, Bermuda) are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Consideration Percentage” means the quotient of (i) the Company Equity Consideration less the Escrow Amount divided by (ii) the Company Equity Consideration.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Interim Large Losses Statement” has the meaning set forth in Section 3.14(c).

“Closing Payment Amount” means (i) the Company Equity Consideration plus (ii) the product of (x) the Total Per Share Amalgamation Consideration multiplied by (y) the number of Company Class B Shares issued and outstanding (but not including any Company Class B Shares held in treasury) as of immediately prior to the Effective Time less (ii) the Escrow Amount.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning set forth in the Recitals to this Agreement.

“Company” has the meaning set forth in the Preamble to this Agreement (provided that, if the context so requires, any reference to the “Company” from and after the Closing Date shall refer to the Amalgamated Company).

“Company Agents” has the meaning set forth in Section 4.18(h).

“Company Agent Contracts” has the meaning set forth in Section 4.18(i).

“Company Bye-laws” means the Amended and Restated Bye-laws of the Company, including without limitation the Series A Preferred Terms and Series B Preferred Terms, and any amendments thereto, as in effect on the date hereof.

“Company Capital Shares” means Company Common Shares, Company Class B Shares, Company Class C Shares, Series A Preferred Shares and Series B Preferred Shares.

“Company Class B Shares” means the Class B Shares, par value $0.01 per share, of the Company (other than the 400,000 restricted stock units issued in the form of Company Class B Shares, which, for the avoidance of doubt, shall be treated as Company RSUs for all purposes of this Agreement (including any calculation made on a Fully Diluted Basis) other than the representations and warranties in Section 4.2).

“Company Class C Shares” means the Class C Shares, par value $0.01 per share, of the Company.

“Company Common Shares” means the Common Shares, par value $0.01 per share, of the Company.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement (including, without limitation, each material share purchase, share option, restricted share, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other similar benefit plan, program, agreement or arrangement), that any Group Company or any ERISA Affiliate of any Group Company is a party to, maintains, sponsors or contributes to.

“Company Equity Consideration” means the Purchase Price less (i) the Aggregate Redemption Amount less (ii) the Company Transaction Expenses plus (iii) any accrued and unpaid dividends on the Series A Preferred Shares and Series B Preferred Shares (excluding any dividends, interest or other penalties on any such dividends), whether or not declared, from December 31, 2012 to the Effective Time, expressed in U.S. Dollars.

“Company Equity Securityholders” means the holders of Company Equity Shares as of immediately prior to the Effective Time, taken together.

“Company Equity Shares” means the Company Common Shares, In-the-Money Company Options, In-the-Money Company Warrants and Company RSUs (other than Unvested Company RSUs).

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Fundamental Representations” has the meaning set forth in Section 9.1.

“Company Incentive Plan” means the Company’s Amended and Restated 2009 Share Option and Restricted Stock Unit Plan, as amended.

“Company Insurance Approvals” has the meaning set forth in Section 4.5.

“Company Insurance Subsidiaries” has the meaning set forth in Section 4.1(c).

“Company Interim Large Losses Statement” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 4.17(b)(i).

“Company Material Adverse Effect” means any change, development, circumstance, effect, event, condition, occurrence or fact that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect upon the financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the United States or European economy or any other national or regional economy or the global economy generally, (ii) any national or international political or social conditions, including any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, SAP or Law or the enforcement or interpretation thereof, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) earthquakes, hurricanes, floods or other natural disasters, including any payments required to be made by any Group Company under insurance or reinsurance policies as a result of such events, (vii) the negotiation, execution and delivery of this Agreement or the public announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees, (viii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, or the failure to take any action prohibited by this Agreement, (x) the identity of or facts related to Parent or the effect of any actions taken by Parent or its Affiliates, or taken by the Company or any of its Affiliates at the request of Parent or with Parent’s prior consent, (xi) any downgrade or threatened downgrade in the ratings assigned to any Group Company by any rating agency, (xii) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing or (xiii) any matter set forth in the Company Schedules, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (ii), (iii), (iv) and (v), such matter shall only be excluded to the extent that such matter does not have a materially disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Group Companies operate.

“Company Material Contracts” has the meaning set forth in Section 4.6(a)(xiv).

“Company Material Permits” has the meaning set forth in Section 4.9.

“Company Options” means the options to purchase Company Common Shares issued under the Company Incentive Plan.

“Company Real Property Lease” means any lease, sublease, license or sublicense pursuant to which any Group Company, as tenant, subtenant, licensee or sublicensee thereunder, leases, subleases, licenses or sublicenses real property.

“Company Reinsurance Agreements” has the meaning set forth in Section 4.18(b).

“Company RSUs” means (i) the restricted stock units issued under the Company Incentive Plan and (ii) the 400,000 restricted stock units issued in the form of Company Class B Shares (which, for the avoidance of doubt, shall be treated as Company RSUs for all purposes of this Agreement (including any calculation made on a Fully Diluted Basis) other than the representations and warranties in Section 4.2).

“Company Schedules” means the disclosure schedules of the Company delivered in connection with the execution of this Agreement.

“Company Securityholders” means the holders of Company Capital Shares and the holders of Company Options, Company RSUs and Company Warrants as of immediately prior to the Effective Time, taken together.

“Company Shareholder Approval” has the meaning set forth in Section 4.20.

“Company Shareholders” means the holders of Company Capital Shares as of immediately prior to the Effective Time.

“Company Shareholders’ Agreement” means the Shareholders’ Agreement, dated June 1, 2010, among the Company and the Company Shareholders party thereto, as may be amended from time to time.

“Company Statutory Financial Statements” has the meaning set forth in Section 4.4(e).

“Company Transaction Expenses” means, without duplication, the collective amount incurred by or on behalf of the Group Companies prior to and including the Closing Date that has not been paid by the Group Companies prior to December 31, 2012 or accrued by the Group Companies as of December 31, 2012 and recorded on the Company’s consolidated balance sheet as of such date as set forth on a statement (the “Company Transaction Expenses Statement”) furnished by the Company to Parent no less than two (2) Business Days prior to the Closing Date, for (without duplication) (i) all fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Willkie Farr & Gallagher LLP and Goldman Sachs) retained by any of the Group Companies in connection with the transactions contemplated by this Agreement or in connection with any similar transaction with any Person other than Parent, in each case to the extent incurred on or prior to the Closing Date (including as a result of the Closing), (ii) the aggregate amount of cash payable following the Closing in respect of all Unvested Company RSUs outstanding immediately prior to the Effective Time pursuant to and in accordance with the terms and conditions of Section 3.1(b)(ii), (iii) all amounts deposited in the Securityholders’ Representative Fund, and (iv) all other Taxes (pursuant to Section 6.3(b)), fees, costs and expenses allocated to the Company pursuant to the terms of this Agreement.

“Company Warrants” means the warrants to purchase Company Common Shares set forth on Schedule 4.2(a).

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 13, 2013, by and between the Company and Parent.

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Corsair” means Corsair Specialty Investors, L.P.

“Dissenting Shareholder” has the meaning set forth in Section 3.5.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Trustee” has the meaning set forth in Section 4.2(d).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each Person that is treated as a single employer with any one or more other Persons pursuant to Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 3.11.

“Escrow Agent” has the meaning set forth in Section 3.11.

“Escrow Agreement” has the meaning set forth in Section 3.11.

“Escrow Amount” means $46,000,000.

“Escrowed Large Losses” has the meaning set forth in Section 3.14(a).

“Estimated Large Losses” has the meaning set forth in Section 3.14(a).

“Estimated Excess Large Losses” has the meaning set forth in Section 3.14(a).

“Excess Large Losses” has the meaning set forth in Section 3.14(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Large Losses Events” means the Large Losses Events set forth on Schedule 1.1.

“Final Excess Large Losses” has the meaning set forth in Section 3.14(f)(i).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Reserve” means, collectively, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P. and FR Torus Co-Investment, L.P.

“Founder” or “Founders” means First Reserve and Corsair.

“Founder Amalgamation Consideration Cash Percentage” means 100% less the Founder Amalgamation Consideration Stock Percentage.

“Founder Amalgamation Consideration Stock Percentage” means the quotient of (i) $346,000,000 divided by (ii) the Aggregate Founder Consideration Value.

“Founder Amalgamation Stock Consideration” means the shares of Parent Common Stock issuable under this Agreement.

“Founder Escrow Amount” means the Founder Escrow Cash Amount plus the Founder Escrow Stock Amount.

“Founder Escrow Cash Amount” means an amount of cash in U.S. Dollars equal to the product of (i) the Founder Percentage multiplied by (ii) the Founder Amalgamation Consideration Cash Percentage multiplied by (iii) the Escrow Amount.

“Founder Escrow Stock Amount” means an aggregate number of shares of Parent Common Stock equal to the quotient of (i) the Founder Escrow Stock Amount Value divided by (ii) the Value Per Share.

“Founder Escrow Stock Amount Value” means a value expressed in U.S. Dollars equal to the product of (i) the Founder Percentage multiplied by (ii) the Founder Amalgamation Consideration Stock Percentage multiplied by (iii) the Escrow Amount.

“Founder Percentage” means the quotient of (i) the sum of (x) the product of (A) the Total Per Share Amalgamation Consideration multiplied by (B) the number of Company Common Shares held by the Founders as of immediately prior to the Effective Time plus (y) the aggregate Warrant Consideration Value in respect of all In-the-Money Company Warrants held by the Founders as of immediately prior to the Effective Time divided by (ii) the sum of (x) the product of (A) the Total Per Share Amalgamation Consideration multiplied by (B) the sum of (1) number of Company Common Shares plus (2) the number of Company Common Shares that underlie Company RSUs (but excluding Unvested Company RSUs), in each case held by the Company Equity Securityholders as of immediately prior to the Effective Time plus (y) the aggregate Option Consideration Value in respect of all In-the-Money Company Options issued and outstanding as of immediately prior to the Effective Time plus (z) the aggregate Warrant Consideration Value in respect of all In-the-Money Company Warrants issued and outstanding as of immediately prior to the Effective Time.

“Founder Per Share Amalgamation Closing Cash Consideration” means an amount of cash in U.S. Dollars equal to the product of (i) the Founder Amalgamation Consideration Cash Percentage, (ii) the Closing Consideration Percentage and (iii) the Total Per Share Amalgamation Consideration.

“Founder Per Share Amalgamation Closing Consideration” means the Founder Per Share Amalgamation Closing Cash Consideration plus the Founder Per Share Amalgamation Closing Stock Consideration.

“Founder Per Share Amalgamation Closing Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) the Founder Per Share Amalgamation Closing Stock Consideration Value divided by (ii) the Value Per Share.

“Founder Per Share Amalgamation Closing Stock Consideration Value” means a value expressed in U.S. Dollars equal to the product of (i) the Founder Amalgamation Consideration Stock Percentage, (ii) the Closing Consideration Percentage and (iii) the Total Per Share Amalgamation Consideration.

“Fully Diluted Basis” means, as determined immediately prior to the Effective Time, the sum, without duplication, of (i) all Company Common Shares issued and outstanding (but not including any Company Common Shares held in treasury), (ii) all Company Common Shares that underlie all In-the-Money Company Options issued and outstanding, (iii) all Company Common Shares that underlie all In-the-Money Company Warrants issued and outstanding and (iv) all Company Common Shares that underlie Company RSUs issued and outstanding (but excluding Unvested Company RSUs).

“GAAP” means United States generally accepted accounting principles.

“Goldman Sachs” means Goldman Sachs & Co.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation or company are its certificate of incorporation and bylaws, or memorandum of association and bye-laws, as applicable, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, including the Bermuda Monetary Authority, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company IP Agreements” has the meaning set forth in Section 4.12(c).

“Group Company IP Rights” has the meaning set forth in Section 4.12(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of any Group Company consisting of: (i) indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (iii) obligations in respect of any financial hedging arrangements or similar agreements; and (iv) all guarantees in respect of clauses (i) through (iii). Notwithstanding the foregoing, “Indebtedness” shall not include (x) any inter-company indebtedness, (y) any obligations under operating leases, including any capital leases, and (z) any letters of credit.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“In-Force Insurance Agreements” means all Insurance Agreements that are in force during the period from December 31, 2012 through the Closing Date.

“In-the-Money Company Option” means any Company Option whose exercise price is less than the quotient of (i) the Company Equity Consideration divided by (ii) the number of Company Common Shares, determined on a Fully Diluted Basis as of immediately prior to the Effective Time.

“In-the-Money Company Warrant” means any Company Warrant whose exercise price is less than the quotient of (i) the Company Equity Consideration divided by (ii) the number of Company Common Shares, determined on a Fully Diluted Basis as of immediately prior to the Effective Time.

“Insurance Agreements” means all policies, binders, slips, treaties, certificates, contracts and participation agreements and other agreements of insurance or reinsurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith, if applicable) that are or have been issued by any Group Company.

“Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, trade secrets, and know-how, in each case, to the extent protectable by applicable Law.

“Interim Large Losses Event” means any Large Losses Event other than the Excluded Large Losses Events.

“Investment Guidelines” has the meaning set forth in Section 4.18(l).

“Investor Certificates” means, together, the Investor Certificate dated the date hereof by and between First Reserve and Parent and the Investor Certificate dated the date hereof by and between Corsair and Parent.

“Kenmare” has the meaning set forth in Section 2.6.

“Large Losses Deficiency” has the meaning set forth in Section 3.14(f)(ii).

“Large Losses Escrow Minimum” has the meaning set forth in Section 3.14(a).

“Large Losses Event” means any event that (i) occurs after 12:01 a.m. New York Time on January 1, 2013 and before the Effective Time, (ii) is a covered event under an In-Force Insurance Agreement and (iii) results in aggregate losses to the Group Companies under In-Force Insurance Agreement(s), net of any reinsurance recoverables under any Outbound Reinsurance Agreement(s) and other recoverables and indemnifications, in excess of $5,000,000, calculated in accordance with GAAP and the historical reserving practices of the Group Companies.

“Latest Company Balance Sheet” has the meaning set forth in Section 4.4(a)(ii).

“Latest Parent Balance Sheet” has the meaning set forth in Section 5.4(a)(ii).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, order, judgment or decree.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loan Facility” means that certain Loan Facility Agreement dated as of September 5, 2008 between the Employee Trustee and the Company.

“Loss” has the meaning set forth in Section 9.2(a).

“Management Escrow Amount” means an amount of cash in U.S. Dollars equal to the product of (i) the Management Percentage multiplied by (ii) the Escrow Amount.

“Management Percentage” means 100% less the Founder Percentage.

“Management Per Share Amalgamation Closing Consideration” means an amount of cash in U.S. Dollars equal to the product of (i) the Closing Consideration Percentage and (ii) the Total Per Share Amalgamation Consideration.

“Material Company Real Property Lease” has the meaning set forth in Section 4.17(b)(i).

“Material Parent Real Property Lease” has the meaning set forth in Section 5.17(b)(i).

“Memorandum of Association” means the memorandum of association of the Company, and any amendments thereto, as in effect on the date hereof.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Natural Catastrophe” means any event that has or would reasonably be expected to be designated to be a “natural catastrophe” by Sigma, a publication of Swiss Reinsurance Company.

“New Plans” has the meaning set forth in Section 6.11(a).

“Objection” has the meaning set forth in Section 3.14(d).

“Objection Notice” has the meaning set forth in Section 3.14(d).

“Option Closing Consideration” means, for each In-the-Money Company Option, an amount of cash in U.S. Dollars equal to the product of (i) the Option Consideration Value multiplied by (ii) the Closing Consideration Percentage.

“Option Consideration Value” means, for each In-the-Money Company Option, an amount of cash in U.S. Dollars equal to the product of (i) the Total Per Option Share Amalgamation Consideration multiplied by (ii) the number of Company Common Shares subject to such In-the-Money Company Option.

“Other Regulatory Filings” has the meaning set forth in Section 4.4(e).

“Outbound Reinsurance Agreement” means each reinsurance treaty or agreement, in whatever form written, including retrocessional agreements, under which any Group Company is ceding or retroceding risks to reinsurers.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Capital Shares” has the meaning set forth in Section 5.2(a).

“Parent Common Stock” means the voting ordinary shares, par value $1.00 per share, of Parent and, to the extent applicable pursuant to Section 3.15, the Parent Series B Non-Voting Preferred Stock.

“Parent Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement (including, without limitation, each material share purchase, share option, restricted share, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other similar benefit plan, program, agreement or arrangement), that any Parent Group Company or any ERISA Affiliate of any Parent Group Company is a party to, maintains, sponsors or contributes to.

“Parent Financial Statements” has the meaning set forth in Section 5.4(a).

“Parent Fundamental Representations” has the meaning set forth in Section 9.1.

“Parent Group Companies” means, collectively, Parent and each of its Subsidiaries.

“Parent Group Company IP Rights” has the meaning set forth in Section 5.12(a).

“Parent Incentive Plan” means the Parent’s 2006 Equity Incentive Plan.

“Parent Indemnitee” has the meaning set forth in Section 9.2(a).

“Parent Insurance Approvals” has the meaning set forth in Section 5.5.

“Parent Insurance Subsidiaries” has the meaning set forth in Section 5.1(c).

“Parent Leased Real Property” has the meaning set forth in Section 5.17(b)(i).

“Parent Material Adverse Effect” means any change, development, circumstance, effect, event, condition, occurrence or fact that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect upon the financial condition or results of operations of the Parent Group Companies, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the United States or European economy or any other national or regional economy or the global economy generally, (ii) any national or international political or social conditions, including any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, SAP or Law or the enforcement or interpretation thereof, (v) any change that is generally applicable to the industries or markets in which the Parent Group Companies operate, (vi) earthquakes, hurricanes, floods or other natural disasters, including any payments required to be made by any Parent Group Company under insurance or reinsurance policies as a result of such events, (vii) the negotiation, execution and delivery of this Agreement or the public announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees, (viii) any material failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, or the failure to take any action prohibited by this Agreement, (x) the identity of or facts related to the Company or the effect of any actions taken by the Company or its Affiliates, or taken by Parent or any of its Affiliates at the request of the Company or with the Company’s prior consent, (xi) any downgrade or threatened downgrade in the ratings assigned to any Parent Group Company by any rating agency, (xii) any adverse change in or effect on the business of the Parent Group Companies that is cured prior to the Closing or (xiii) any matter set forth in the Parent Schedules, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (ii), (iii), (iv) and (v), such matter shall only be excluded to the extent that such matter does not have a materially disproportionate effect on the Parent Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Parent Group Companies operate.

“Parent Material Contracts” has the meaning set forth in Section 5.6(a)(viii).

“Parent Material Permits” has the meaning set forth in Section 5.9(a).

“Parent Real Property Lease” means any lease, sublease, license or sublicense pursuant to which any Parent Group Company, as tenant, subtenant, licensee or sublicensee thereunder, leases, subleases, licenses or sublicenses real property.

“Parent Schedules” means the disclosure schedules of Parent delivered in connection with the execution of this Agreement.

“Parent SEC Reports” has the meaning set forth in Section 5.4(f).

“Parent Series B Non-Voting Preferred Stock” means the Series B Convertible Participating Non-Voting Perpetual Preferred Stock of Enstar Group Limited, having the terms set forth in Exhibit F.

“Parent Statutory Financial Statements” has the meaning set forth in Section 5.4(e).

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Paying Agency Agreement” has the meaning set forth in Section 3.6(a).

“Paying Agent” means JPMorgan Chase Bank, N.A.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected or taken into account in the financial statements, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (vi) matters that would be disclosed by an accurate survey or inspection of the real property, (vii) Liens described on Schedule 1.1, (viii) Liens imposed under applicable federal, state or foreign securities Laws, (ix) pledges or deposits described on Schedule 1.1 to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (x) pledges and deposits described on Schedule 1.1 to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (xi) deposits of investment securities or regulatory deposits described on Schedule 1.1 with or on behalf of state insurance departments and other regulatory authorities in connection with the operations of the Company Insurance Subsidiaries or Parent Insurance Subsidiaries, as applicable, and (xii) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity or Governmental Entity, whether or not a legal entity.

“Pre-2013 Events” has the meaning set forth in Section 3.14(g).

“Preferred Shares” means the Series A Preferred Shares and Series B Preferred Shares.

“Pro Rata Portion” means, with respect to each Company Equity Securityholder, the quotient of (i) the aggregate amount of Founder Per Share Amalgamation Closing Cash Consideration, Founder Per Share Amalgamation Closing Stock Consideration Value, Management Per Share Amalgamation Closing Consideration, Option Closing Consideration, Warrant Closing Cash Consideration and Warrant Closing Stock Consideration Value paid to such Company Equity Securityholder on the Closing Date divided by (ii) the aggregate amount of Founder Per Share Amalgamation Closing Cash Consideration, Founder Per Share Amalgamation Closing Stock Consideration Value, Management Per Share Amalgamation Closing Consideration, Option Closing Consideration, Warrant Closing Cash Consideration and Warrant Closing Stock Consideration Value paid to all Company Equity Securityholders on the Closing Date.

“Purchase Price” means $692,000,000.

“Re-Estimated Large Losses” has the meaning set forth in Section 3.14(c).

“Registrar” has the meaning set forth in Section 2.2(b).

“Registration Rights Agreement” has the meaning set forth in Section 6.14.

“SAP” means, as to any Person, the accounting practices prescribed or permitted by applicable insurance Law and insurance regulatory authority of the jurisdiction in which such Person is domiciled.

“Schedule Supplement” has the meaning set forth in Section 6.12.

“Schedules” means the Company Schedules and the Parent Schedules.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Indemnitee” has the meaning set forth in Section 9.2(c).

“Securityholders’ Representative” has the meaning set forth in the Preamble to this Agreement.

“Securityholders’ Representative Fund” has the meaning set forth in Section 3.13.

“Series A Preferred Redemption Amount” means, with respect to each Series A Preferred Share, a redemption price equal to the sum of, without duplication, (i) US$100,000 per share, (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) of the Series A Preferred Terms, dividends on such accrued and unpaid dividends compounding quarterly), whether or not declared, to the Effective Time and (iii) if the Effective Time occurs prior to the eighteen month anniversary of the Original Issue Date (as defined in the Series A Preferred Terms), the Mandatory Redemption Make-Whole Amount (as defined in the Series A Preferred Terms).

“Series A Preferred Shares” means the Fixed Rate Cumulative Preferred Shares, Series A, par value US$1,000 each, of the Company.

“Series A Preferred Terms” means the Terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A of the Company, attached as Schedule I to the Company Bye-laws.

“Series B Preferred Redemption Amount” means, with respect to each Series B Preferred Share, a redemption price equal to the sum of, without duplication, (i) US$100,000 per share, (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) of the Series B Preferred Terms, dividends on such accrued and unpaid dividends compounding quarterly), whether or not declared, to the Effective Time and (iii) if the Effective Time occurs prior to the eighteen month anniversary of the Original Issue Date (as defined in the Series B Preferred Terms), the Mandatory Redemption Make-Whole Amount (as defined in the Series B Preferred Terms).

“Series B Preferred Shares” means the Fixed Rate Cumulative Perpetual Preferred Shares, Series B, par value US$1,000 each, of the Company.

“Series B Preferred Terms” means the Terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series B of the Company, attached as Schedule II to the Company Bye-laws.

“Share Agreements” has the meaning set forth in Section 3.6(b).

“Share Certificates” has the meaning set forth in Section 3.6(b).

“Shareholder Rights Agreement” has the meaning set forth in Section 6.14.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Financial Times published on the Business Day immediately prior to such date of determination.

“SSAP No. 62” has the meaning set forth in Section 4.18(c).

“Subsidiary” means, with respect to any Person, any company, corporation, limited liability company, partnership, association, or other business entity of which (i) if a company or corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, customs duty, escheat obligation, assessment or charge of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing.

“Tax Contest” has the meaning set forth in Section 9.8(a).

“Tax Returns” has the meaning set forth in Section 4.15(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Total Per Option Share Amalgamation Consideration” means, with respect to each In-the-Money Company Option, the Total Per Share Amalgamation Consideration reduced by the per share exercise price of such In-the-Money Company Option.

“Total Per Share Amalgamation Consideration” means the quotient, expressed in U.S. Dollars, obtained by dividing (i) the sum of (x) the Company Equity Consideration plus (y) the product of (1) the exercise price of each In-the-Money Company Option multiplied by (2) the number of Company Common Shares underlying each such Company Option plus (z) the product of (1) the exercise price of each In-the-Money Company Warrant multiplied by (2) the number of Company Common Shares underlying each such Company Warrant by (ii) the number of Company Common Shares, determined on a Fully Diluted Basis as of immediately prior to the Effective Time.

“Total Per Warrant Share Amalgamation Consideration” means, with respect to each In-the-Money Company Warrant, the Total Per Share Amalgamation Consideration reduced by the per share exercise price of such In-the-Money Company Warrant.

“Transaction Approvals” has the meaning set forth in Section 5.5.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trident” has the meaning set forth in Section 2.6.

“Unvested Company RSU” has the meaning set forth in Section 3.1(b)(ii).

“Unallocated Company Class B Shares” has the meaning set forth in Section 4.2(d).

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

“Value Per Share” means $132.448.

“Warrant Closing Cash Consideration” means an amount of cash in U.S. Dollars equal to the product of (i) the Founder Amalgamation Consideration Cash Percentage multiplied by (ii) the Warrant Closing Consideration Value.

“Warrant Closing Consideration” means the Warrant Closing Cash Consideration plus the Warrant Closing Stock Consideration.

“Warrant Closing Consideration Value” means, for each In-the-Money Company Warrant, a value expressed in U.S. Dollars equal to the product of (i) the Warrant Consideration Value multiplied by (ii) Closing Consideration Percentage.

“Warrant Closing Stock Consideration” means an aggregate number of shares of Parent Common Stock equal to the quotient of (i) the Warrant Closing Stock Consideration Value divided by (ii) the Value Per Share.

“Warrant Closing Stock Consideration Value” means the Founder Amalgamation Consideration Stock Percentage multiplied by the Warrant Closing Consideration Value.

“Warrant Consideration Value” means, for each In-the-Money Company Warrant, (i) the Total Per Warrant Share Amalgamation Consideration, multiplied by (ii) the number of Company Common Shares subject to such In-the-Money Company Warrant.

“Written Consent” means the written consent in the form of Exhibit B hereto, approving and adopting this Agreement and the Amalgamation, which written consent when executed and delivered will be sufficient to obtain the Company Shareholder Approval.

ARTICLE II

THE AMALGAMATION

Section 2.1 The Amalgamation. Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, substantially in the form attached as Exhibit C hereto (the “Amalgamation Agreement”), and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub and the Company shall amalgamate pursuant to the Companies Act and the amalgamated entity created on consummation of the Amalgamation of Amalgamation Sub and the Company shall continue as a Bermuda exempted company (the “Amalgamated Company”) as a result of the Amalgamation. The name of the Amalgamated Company shall be “Torus Insurance Holdings Limited”.

Section 2.2 Closing; Effective Time.

(a) The closing of the Amalgamation (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the Parties.

(b) Subject to the provisions of this Agreement and the Amalgamation Agreement, as soon as practicable following the Closing and on the Closing Date, the Parties shall cause the Amalgamation to be registered by filing the Amalgamated Company Memorandum of Association, Bye-laws and all other documents required by the Companies Act (the “Amalgamation Application”) with the Registrar of Companies of Bermuda (the “Registrar”) in accordance with Section 108 of the Companies Act. The Amalgamation shall become effective on the date shown on the certificate of amalgamation, which shall be the Closing Date. The effective time of the Amalgamation will be the time shown on the certificate of amalgamation (the “Effective Time”).

Section 2.3 Effect of Amalgamation. At the Effective Time, the effect of the Amalgamation shall be as provided for in Section 109 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of the Company

and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of the Company and Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against the Company or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Amalgamation Sub may be enforced by or against the Amalgamated Company.

Section 2.4 Memorandum of Association and Bye-laws of the Amalgamated Company.

(a) The memorandum of association of the Amalgamated Company shall be as set forth in the Amalgamation Agreement (the “Amalgamated Company Memorandum of Association”).

(b) The bye-laws of the Amalgamated Company shall be as set forth in the Amalgamation Agreement (the “Amalgamated Company Bye-laws”).

Section 2.5 Directors and Officers. From and after the Effective Time, the directors of the Amalgamated Company shall be the directors as set forth in the Amalgamation Agreement and the officers of the Company immediately prior to the Effective Time shall be the officers of the Amalgamated Company, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law and the Amalgamated Company Bye-laws.

Section 2.6 Tax Treatment. The parties agree that Amalgamation Sub shall be an indirect subsidiary of Parent, wholly owned by Bayshore Holdings Ltd., which is 60%-owned by Kenmare Holdings Ltd. (“Kenmare”), a wholly-owned subsidiary of Parent, or an Affiliate of Kenmare, and 40%-owned by Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (collectively, “Trident”), or Affiliates of Trident. The parties agree to treat the Amalgamation as a wholly-taxable transaction for U.S. federal income tax purposes and shall not take any action inconsistent with such treatment.

ARTICLE III

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT CORPORATIONS

Section 3.1 Amalgamation Consideration. Pursuant to the terms of this Agreement and the Amalgamation Agreement, and subject to Section 3.14, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof:

(a) Company Capital Shares.

(i) (A) Series B Preferred Shares. Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Series B Preferred Shares to be cancelled pursuant to Section 3.1(a)(iii) or Section 3.4) shall be redeemed, cancelled and extinguished and converted into the right to receive in cash at the Effective Time, without interest, the Series B Preferred Redemption Amount;

(B) Series A Preferred Shares. Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Series A Preferred Shares to be cancelled pursuant to Section 3.1(a)(iii) or Section 3.4) shall be redeemed, cancelled and extinguished and converted into the right to receive in cash at the Effective Time, without interest, the Series A Preferred Redemption Amount;

(C) Company Class B Shares. Each Company Class B Share issued and outstanding immediately prior to the Effective Time (other than any Company Class B Shares to be cancelled pursuant to Section 3.1(a)(iii) or Section 3.4 or as to which appraisal rights are perfected pursuant to Section 3.5) shall be converted into the right to receive at the Effective Time, without interest, an amount in cash equal to the Total Per Share Amalgamation Consideration; provided, that, the consideration payable pursuant to this Section 3.1(a)(i)(C) shall be paid to the Company at the Closing (for the benefit of Parent following the Closing) and shall not be distributed to any of the Company Securityholders;

(D) Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be cancelled pursuant to Section 3.1(a)(iii) or Section 3.4 or as to which appraisal rights are perfected pursuant to Section 3.5) shall be converted into the right to receive at the Effective Time, without interest, either (i) in the case of any Company Common Share then held by the Founders, the Founder Per Share Amalgamation Closing Consideration or (ii) in the case of any Company Common Share then held by any Company Equity Securityholder other than the Founders, the Management Per Share Amalgamation Closing Consideration;

provided, however, that in the case of clause (D) above, each Company Equity Securityholder shall have the right to receive any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of any such Company Equity Shares.

(ii) All Company Capital Shares, when so converted pursuant to Section 3.1(a)(i), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 3.1(a)(i) and, if applicable, any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of any such Company Equity Shares.

(iii) All Company Capital Shares owned by Parent or Amalgamation Sub or any of their respective wholly owned Subsidiaries shall, by virtue of the Amalgamation, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

(b) Company RSUs.

(i) Each Company RSU outstanding immediately prior to the Effective Time shall vest as provided in the applicable award agreements, and any such vested Company RSU shall be converted into the right to receive at the Effective Time, without interest, the Management Per Share Amalgamation Closing Consideration (payable in respect of the Company Common Shares that would otherwise have been deliverable upon settlement of such Company RSU pursuant to the applicable award agreement), less applicable withholding and payroll Taxes; provided, however, that each holder of any such vested Company RSU shall have the right to receive any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of the Company Common Shares that would otherwise have been deliverable upon settlement of such vested Company RSU. Each such vested Company RSU (and each Company Class B Share treated as a Company RSU under this Agreement), when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of such Company RSU (and such Company Class B Share) shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(b)(i) and any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of such Company RSU (or such Company Class B Share).

(ii) With respect to any Company RSU that does not vest immediately prior to the Effective Time (“Unvested Company RSU”), such Unvested Company RSU shall, in accordance with the applicable award agreement, be converted into the right to receive a future per-share cash payment from the Amalgamated Company, subject to the same vesting and payment schedule applicable to such Unvested Company RSU as of immediately prior to the Effective Time and without interest, in an amount equal to the Total Per Share Amalgamation Consideration (for each Company Common Share that is deliverable upon settlement of such Unvested Company RSU in accordance with the applicable award agreement), less applicable withholding and payroll Taxes. At the Closing, Parent shall deposit an amount equal to the aggregate cash payable following the Closing in respect of all Unvested Company RSUs into a separate account maintained by the Escrow Agent. Parent shall be entitled to withdraw any amounts necessary from such account to make any future per-share cash payment contemplated by this Section 3.1(b)(ii). Following the payment or forfeiture of all rights to receive a per-share cash payment in respect of all Unvested Company RSUs, any amounts remaining in the separate account established pursuant to this Section 3.1(b)(ii) shall be transferred to the Securityholders’ Representative Fund and used or dispersed as contemplated with respect to the other amounts deposited in such fund.

(c) Company Options. Each unexpired In-the-Money Company Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into the right to receive at the Effective Time, without interest, the Option Closing Consideration, less applicable withholding and payroll Taxes; provided, however, that each holder of In-the-Money Company Options shall have the right to receive any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of Company Common Shares subject to such In-the-Money Company Options. Each In-the-Money Company Option, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of such In-the-Money Company

Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(c) and any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of Company Common Shares subject to such In-the-Money Company Option. In the event that a Company Option is not an In-the-Money Company Option (i.e., the exercise price of such Company Option is equal to or greater than the quotient of (i) the Company Equity Consideration divided by (ii) the number of Company Common Shares, determined on a Fully Diluted Basis as of immediately prior to the Effective Time such Company Option shall be cancelled without any payment or consideration therefor and have no further force or effect.

(d) Company Warrants. Each unexpired In-the-Money Company Warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive at the Effective Time, without interest, the Warrant Closing Consideration; provided, however, that each holder of In-the-Money Company Warrants shall have the right to receive any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of Company Common Shares subject to such In-the-Money Company Warrants. Each In-the-Money Company Warrant, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of such In-the-Money Company Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(d) and any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement in respect of Company Common Shares subject to such In-the-Money Company Warrant. In the event that a Company Warrant is not an In-the-Money Company Warrant (i.e., the exercise price of such Company Warrant is equal to or greater than the quotient of (i) the Company Equity Consideration divided by (ii) the number of Company Common Shares, determined on a Fully Diluted Basis as of immediately prior to the Effective Time, such Company Warrant shall be cancelled without any payment or consideration therefor and have no further force or effect.

Section 3.2 Amalgamation Sub. At the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any capital shares of Amalgamation Sub, each common share, par value $1.00 per share, of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one common share, par value $1.00 per share, of the Amalgamated Company.

Section 3.3 No Fractional Shares; Change in Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the Amalgamation. Notwithstanding any other provision of this Agreement, each holder of Company Equity Shares converted pursuant to the Amalgamation who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Value Per Share.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Company Capital Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Total Per Share Amalgamation Consideration and any other number or amount contained herein which is based upon the number of Company Capital Shares shall be correspondingly adjusted to provide the Company Securityholders the same economic effect as contemplated by this Agreement prior to such event.

Section 3.4 Cancellation of Treasury Shares. Each Company Capital Share held in the Company treasury or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no consideration shall be paid or delivered in exchange therefor.

Section 3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Common Shares or Company Class B Shares held by a dissenting shareholder (“Dissenting Shares”) for the purposes of Section 106 of the Companies Act (a “Dissenting Shareholder”) shall not be exchanged for the applicable consideration as provided in Section 3.1, but, instead, shall be cancelled and converted into a right to receive payment of fair value pursuant to and subject to Section 106 of the Companies Act; provided, however, if a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives or loses such right, such Dissenting Shareholder’s right to receive payment of fair value shall be exchanged as of the Effective Time into a right to receive the applicable consideration as provided in Section 3.1. The Company shall give Parent: (i) prompt notice of the existence of any Dissenting Shareholder, including any application to the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act, attempted withdrawals or withdrawals of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and any other instruments served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares, as provided in Section 106 of the Companies Act; and (ii) the opportunity and right to participate in any and all substantive negotiations and proceedings with respect to demands for appraisal under the Companies Act. Except as required by the Companies Act or other applicable law, the Company shall not (i) make any payments with respect to any demand by the holder(s) of Dissenting Shares for appraisal of their Dissenting Shares, (ii) offer to settle or settle any such demands, or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

Section 3.6 Exchange of Certificates.

(a) Immediately prior to the Effective Time, and subject to Section 3.14, Parent shall make available, by transferring to the Paying Agent the Closing Payment Amount (in cash and shares of Parent Common Stock in accordance with and as required by Section 3.1); provided, however, in lieu of providing the Paying Agent with the amounts required to pay the consideration to holders of In-the-Money Company Options and Company RSUs pursuant to Section 3.1(b)(i) and Section 3.1(c), respectively, Parent may fund such amount to the Amalgamated Company at the Closing for payment of such amount to be made by the Amalgamated Company promptly following the Closing in accordance with Section 3.6(c). The Paying Agent shall hold such funds and shares of Parent Common Stock and deliver them in accordance with the terms hereof and the terms of a Paying Agency Agreement to be entered into by and among the Paying Agent, Parent and the Securityholders’ Representative (the “Paying Agency Agreement”). All fees and expenses of the Paying Agent shall be shared equally by Parent and the Company.

(b) Subject to receipt by the Paying Agent and Parent of sufficient information from the Company to satisfy such obligations, the Paying Agent shall promptly mail or cause to be mailed to each record holder (other than the Company) of a certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding Company Capital Shares except for shares to be cancelled pursuant to Section 3.1(a)(iii) and Section 3.4 (the “Share Certificates”), and to each holder of an agreement evidencing any In-the-Money Company Options (including the relevant grant notices), Company RSUs (including the relevant grant notices) or Company Warrants (collectively, the “Share Agreements”), a form letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Share Agreements shall pass, only upon proper delivery of the Share Certificates and Share Agreements to the Paying Agent, and instructions for use in effecting the surrender of the Share Certificates and the Share Agreements in exchange for payment therefor.

(c) At or after the Effective Time, each holder of a Share Certificate, and each holder of a Share Agreement, in each case outstanding immediately prior to the Effective Time, may surrender such Share Certificate or Share Agreement to the Paying Agent, and, subject to the provisions of this Section 3.6 and Section 3.9, and except as provided in Section 3.11 and Section 3.14, the Paying Agent shall promptly deliver or cause to be delivered to such holder a check or wire transfer, and, if applicable, a number of shares of Parent Common Stock, in an amount equal to the amount to which such holder is entitled pursuant to Section 3.1; provided, however in lieu of delivering to holders of In-the-Money Company Options and Company RSUs the amount to which such holders are entitled pursuant to Section 3.1, Parent may fund such amount to the Amalgamated Company for payment of such amount to be made by the Amalgamated Company with respect to such In-the-Money Company Options and Company RSUs in accordance with the Amalgamated Company’s payroll system, but in no event shall such payment be (i) deposited with the Amalgamated Company’s payroll provider later than three (3) Business Days following the Closing Date and (ii) made to holders of In-the-Money Company Options and Company RSUs later than the first regularly scheduled payroll following the deposit required pursuant to clause (i). Notwithstanding the foregoing, with respect to any Unvested Company RSUs, the Amalgamated Company shall provide to each holder thereof an award representing the right to receive the cash payment contemplated by Section 3.1(b)(ii) rather than any cash payment provided for in the prior sentence. Except as provided in the Escrow Agreement for any Company Equity Securityholder with respect to the Escrow Amount, in no event shall the holder of any such surrendered Share Certificates or Share Agreements be entitled to receive interest on any of the funds to be received in the Amalgamation.

(d) Until so surrendered, each outstanding Share Certificate and each outstanding Share Agreement, in each case immediately prior to the Effective Time, shall not be transferable on the books of the Amalgamated Company or Parent after the Effective Time, but shall be deemed for all purposes to evidence only the right to receive the applicable consideration set forth in Section 3.1 (except as provided in Section 3.11 and Section 3.14) and any payment from the Escrow Amount payable under this Agreement and the Escrow Agreement that such holders are entitled to receive pursuant to the terms of this Agreement.

(e) Parent shall be entitled to have remitted to it from the consideration deposited with the Paying Agent in accordance with this Section 3.6 an amount equal to the aggregate Founder Per Share Amalgamation Closing Consideration or Management Per Share Amalgamation Closing Consideration (as applicable) otherwise payable to any Dissenting Shareholder pursuant to this Agreement in respect of such Dissenting Shareholder’s Dissenting Shares; provided, however, that Parent shall transfer to the Paying Agent an amount equal to the aggregate Founder Per Share Amalgamation Closing Consideration or Management Per Share Amalgamation Closing Consideration (as applicable) payable to any Dissenting Shareholder pursuant to this Agreement in respect of such Dissenting Shareholder’s Company Capital Shares that no longer constitute Dissenting Shares, which consideration shall be paid to such Dissenting Shareholder in accordance with this Agreement.

Section 3.7 Lost Certificates and Agreements. If any Share Certificate or Share Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof claiming such Share Certificate or Share Agreement to be lost, stolen or destroyed, the Paying Agent shall pay to such Person the applicable consideration payable to the holder of such lost, stolen or destroyed Share Certificate or Share Agreement in accordance with Section 3.1 and Section 3.6. When authorizing such payment in exchange for any lost, stolen or destroyed Share Certificate or Share Agreement, the Person to whom the consideration is to be paid shall, as a condition precedent to the payment thereof, indemnify the Amalgamated Company in a manner reasonably satisfactory to the Amalgamated Company, against any claim that may be made against Parent, Amalgamation Sub or the Amalgamated Company with respect to the Share Certificates or Share Agreements alleged to have been lost, stolen or destroyed.

Section 3.8 Unclaimed Consideration. At any time following the one-year anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent any consideration (other than consideration held with respect to the Escrow Amount) which has not been disbursed to holders of Share Certificates or Share Agreements, and thereafter such holders shall be entitled only to look to Parent and the Amalgamated Company (subject to abandoned property, escheat or other similar laws) for the consideration payable pursuant to Section 3.1 upon due surrender of their Share Certificates or Share Agreements (and Parent and the Amalgamated Company shall, subject to such laws, be required to make such cash payments). None of the Parties or the Amalgamated Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.9 Withholding Rights. Parent, the Amalgamated Company or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Company Securityholders pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or any provision of state, local or foreign Tax law. To the extent practicable, Parent shall instruct the Paying Agent or Escrow Agent with respect to Tax matters relating to employee Tax withholding prior to the Effective Time. At least three (3) Business Days before the Closing Date, the Company shall provide to Parent all information reasonably requested by Parent which is reasonably necessary to permit Parent to determine the amounts, if any, required to be withheld with respect to employee Tax withholding. To the extent that amounts are so withheld by Parent, the Amalgamated Company or the Paying Agent, such withheld amounts shall be treated in accordance with the applicable provisions of the Code or state, local or foreign Tax laws and shall be deemed, for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Amalgamated Company or the Paying Agent.

Section 3.10 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Capital Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Share Certificates representing Company Capital Shares, or Share Agreements representing Company RSUs, In-the-Money Company Options or In-the-Money Company Warrants, outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates or Share Agreements presented to the Paying Agent or Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 3.1 without any interest thereon.

Section 3.11 Escrow Account. Concurrent with the Effective Time, Parent shall deposit, for the benefit of the Company Equity Securityholders, the Escrow Amount in immediately available funds (in the case of the Founder Escrow Cash Amount and the Management Escrow Amount) and Parent Common Stock (in the case of the Founder Escrow Stock Amount) into an escrow account (the “Escrow Account”) to be established and maintained by JPMorgan Chase Bank N.A. or another escrow agent mutually acceptable to the Parties (the “Escrow Agent”) pursuant to an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”) with such changes as may be required by the Escrow Agent and reasonably acceptable to the Parent and the Securityholders’ Representative, to be entered into on the Closing Date by Parent, the Securityholders’ Representative and the Escrow Agent. The Escrow Amount shall serve solely as security for and a source of payment of the Parent Indemnitee’s rights pursuant to Article 9, if any.

Section 3.12 Company Transaction Expenses. Except as contemplated by Section 3.1(b)(ii), immediately prior to the Effective Time, Parent shall pay, on behalf of the Company, the Company Transaction Expenses by wire transfer of immediately available funds to such Persons as indicated on the Company Transaction Expenses Statement, such amounts to be accepted as payment in full by such Persons for all services rendered in connection with the transactions contemplated by this Agreement or in connection with any similar transaction with any Person other than Parent.

Section 3.13 Securityholders’ Representative Fund. Immediately prior to the Effective Time, Parent shall deposit, for the benefit of the Company Equity Securityholders, $250,000 (such amount, the “Securityholders’ Representative Fund”) in immediately available funds into an account designated in writing by the Securityholders’ Representative and such amount shall be used by the Securityholders’ Representative solely to pay any fees, costs or other expenses it may incur in performing its duties or exercising its rights hereunder. The Securityholders’ Representative Fund shall be retained in whole or in part by the Securityholders’ Representative for such time as the Securityholders’ Representative shall determine in its sole discretion, at which time the Securityholders’ Representative shall promptly distribute to the Company Equity Securityholders their Pro Rata Portion of any then remaining amount of the Securityholders’ Representative Fund.

Section 3.14 Interim Large Losses Events.

(a) If there exists any Interim Large Losses Event, the Company shall, no later than three (3) Business Days prior to the Closing Date, deliver to Parent a statement (which the Company shall update, if necessary, immediately prior to the Effective Time) (the “Company Interim Large Losses Statement”) setting forth its good faith estimate of the losses to the Group Companies under In-Force Insurance Agreement(s), net of any reinsurance recoverables under any Outbound Reinsurance Agreement(s) and other recoverables and indemnifications, for each Interim Large Losses Event as of the Closing Date calculated in accordance with GAAP and the historical reserving practices of the Group Companies (the “Estimated Large Losses”). The Company Interim Large Losses Statement shall also include: (i) the difference (but not less than zero) between (x) the aggregate amount of the Estimated Large Losses for all Interim Large Losses Events less (y) $25,000,000 (the “Estimated Excess Large Losses”) and (ii) the dollar amount equal to 1.5 times the Estimated Excess Large Losses (the “Escrowed Large Losses”), provided, however, that if such number is greater than zero but less than $20,000,000 (the “Large Losses Escrow Minimum”), the Escrowed Large Losses shall equal the Large Losses Escrow Minimum.

(b) Concurrent with the Effective Time, Parent shall deduct the Escrowed Large Losses from the cash portion of the Closing Payment Amount due to the Paying Agent pursuant to Section 3.6 and deposit the Escrowed Large Losses into the Escrow Account, which amount will be segregated and held separate from the Escrow Amount. The Escrowed Large Losses shall be deposited solely in the form of cash. In the event of any such deposit into the Escrow Account, the Parent and the Securityholders’ Representative shall amend the Escrow Agreement on or prior to the Closing, in such form as agreed to among Parent and the Securityholders’ Representative, to provide for the deposit into, and the release of the Escrowed Large Losses from, the Escrow Account in accordance with this Section 3.14.

(c) Within thirty (30) days following the Closing Date, or, in the event that the Company Interim Large Losses Statements includes a Natural Catastrophe, within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative a statement (the “Closing Interim Large Losses Statement”), together with reasonable supporting documentation therefor, setting forth its determination of the actual losses to the Group Companies under In-Force Insurance Agreement(s), net of any reinsurance recoverables under any Outbound Reinsurance Agreement(s) and other recoverables and indemnifications, for each Interim Large Losses Events as of the Closing Date, calculated in accordance with GAAP and the historical reserving practices (prior to the Closing Date) of the Group Companies, and using the lower of the best estimate and the midpoint of its actuary’s range estimate (the “Re-Estimated Large Losses”). The Closing Interim Large Losses Statement shall also include the difference (but not less than zero) between (i) the aggregate amount of the Re-Estimated Large Losses for all Interim Large Losses Events less (ii) $25,000,000 (the “Excess Large Losses”).

(d) Within thirty (30) days following receipt by the Securityholders’ Representative of the Closing Interim Large Losses Statement, the Securityholders’ Representative shall deliver written notice (an “Objection Notice”) to Parent of any dispute it has with respect to the preparation or content of the Closing Interim Large Losses Statement. Any amount, determination or calculation contained in the Closing Interim Large Losses Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If the Securityholders’ Representative does not timely deliver an Objection Notice with respect to the Closing Interim Large Losses Statement within such thirty (30) day period, the Closing Interim Large Losses Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) day period, Parent and the Securityholders’ Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Parent and the Securityholders’ Representative, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after the Securityholders’ Representative delivers an Objection Notice, then Parent and the Securityholders’ Representative shall jointly engage Milliman (the “Actuarial Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Actuarial Firm). Parent and the Securityholders’ Representative shall cause the Actuarial Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Interim Large Losses Statement and the Objection Notice) within such thirty (30) day period. All Objections that are resolved between the Parties or are determined by the Actuarial Firm will be final, conclusive and binding on the Parties. The fees and disbursements of the Actuarial Firm shall be allocated to the Securityholders’ Representative in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Actuarial Firm that is unsuccessfully disputed by the Securityholders’ Representative (as finally determined by the Actuarial Firm) bears to the total amount of such remaining disputed items so submitted, if any, and the balance shall be paid by Parent. Parent and the Securityholders’ Representative shall enter into an engagement letter with the Actuarial Firm promptly after its retention, which includes customary indemnification and other provisions.

(e) Parent shall, and shall cause each Group Company to, make its financial and actuarial records, actuarial personnel and advisors available to the Securityholders’ Representative (including any actuaries or other representatives of the Securityholders’ Representative) and the Actuarial Firm at reasonable times during the review by the Securityholders’ Representative and the Actuarial Firm of, and the resolution of any Objections with respect to, the Closing Interim Large Losses Statement.

(f) Adjustments.

(i) If the Excess Large Losses for all Interim Large Losses Events as finally determined pursuant to Section 3.14(d) (the “Final Excess Large Losses”) exceeds the Estimated Excess Large Losses for such Interim Large Losses Events (the amount of such excess, the “Additional Large Losses”), then within three (3) Business Days after the date on which the Final Excess Large Losses are finally determined, Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrowed Large Losses (A) a cash amount to Parent equal to the sum of (1) the Estimated Excess Large Losses plus (2) the Additional Large Losses, provided that if the foregoing sum is greater than the Escrowed Large Losses, the joint written instructions shall provide for the entire Escrowed Large Losses to be disbursed to Parent and (B) an amount to the Paying Agent (for distribution to the Company Equity Securityholders) equal to any remaining Escrowed Large Losses after making the disbursement contemplated by clause (A), it being understood and agreed that upon the release of the remaining portion of the Escrowed Large Losses to the Company Equity Securityholders, each such holder shall be entitled to receive in cash (x) the amount of such remaining portion of the Escrowed Large Losses multiplied by (y) such Company Equity Securityholders’ Pro Rata Portion.

(ii) If the Final Excess Large Losses for all Interim Large Losses Events are less than the Estimated Large Losses for such Interim Large Losses Events (the amount of such deficiency, the “Large Losses Deficiency”), then within three (3) Business Days after the date on which the Final Excess Large Losses are finally determined, Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrowed Large Losses (A) an amount to Parent equal to the difference between (1) the Estimated Excess Large Losses less (2) the Large Losses Deficiency, and (B) an amount to the Paying Agent (for distribution to the Company Equity Securityholders) equal to any remaining Escrowed Large Losses after making the disbursement contemplated by clause (A), it being understood and agreed that upon the release of the remaining portion of the Escrowed Large Losses to the Company Equity Securityholders, each such holder shall be entitled to receive in cash (x) the amount of such remaining portion of the Escrowed Large Losses multiplied by (y) such Company Equity Securityholders’ Pro Rata Portion.

(g) Parent acknowledges and agrees that its recovery from the Escrowed Large Losses in the Escrow Account in accordance with this Section 3.14 shall be its sole and exclusive remedy with respect to any Interim Large Losses Events. Parent acknowledges that (i) it has reviewed information relating to the Excluded Large Losses Events and any events that have occurred prior to January 1, 2013 that may be potentially covered under the Insurance Agreements of the Group Companies (the “Pre-2013 Events”), and that it has fully considered such information and factored such information into its Purchase Price (including any potential adverse development in losses and reserves that may result from such Excluded Large Losses Events or Pre-2013 Events), (ii) it has had the opportunity to discuss such Excluded Large Losses Events and Pre-2013 Events with the Company’s management (including its actuarial staff) and to fully review such Excluded Large Losses Events and Pre-2013 Events prior to the date hereof and (iii) except to the extent that Parent or any Parent Indemnitee expressly has any rights under this Agreement with respect thereto by reason of the Company’s representations and warranties in Article IV hereof, Parent shall have no rights under this Agreement, including this Section 3.14, or otherwise with respect to any Excluded Large Losses Events or Pre-2013 Events or with respect to any adverse development in the losses or reserves relating to any such Excluded Large Losses Events or Pre-2013 Events.

Section 3.15 Founder Amalgamation Stock Consideration.

(a) The Founder Amalgamation Stock Consideration shall be in the form of voting ordinary shares, par value $1.00 per share, of Parent except, with respect to the Founder Amalgamation Stock Consideration issuable to First Reserve, to the extent otherwise provided for in this Section 3.15.

(b) In the event that the number of voting ordinary shares, par value $1.00 per share, of Parent deliverable to First Reserve at the Closing pursuant to Section 3.1 would cause First Reserve, as of immediately after the Closing, to beneficially own shares of Parent that constitute more than nine and one-half percent (9.5%) of the voting power of all shares of Parent (after giving effect to the transactions contemplated by this Agreement), Parent shall issue to First Reserve, at the Closing, the total number of shares of Parent Common Stock that First Reserve is entitled to pursuant to Section 3.1 in the form of (i) voting ordinary shares, par value $1.00 per share, of Parent, representing nine and one-half percent (9.5%) of the voting power of all shares of Parent as of immediately after the Closing (after giving effect to the transactions contemplated by this Agreement) and (ii) Parent Series B Non-Voting Preferred Stock, representing the remainder of the shares that First Reserve is entitled to pursuant to Section 3.1.

(c) In the event that First Reserve is issued shares of Parent Series B Non-Voting Preferred Stock at the Closing pursuant to Section 3.15(b), the Founder Escrow Stock Amount allocable to First Reserve (equal to First Reserve’s “Founder Pro Rata Portion” (as defined in the Escrow Agreement) multiplied by the Founder Escrow Stock Amount) shall be solely in the form of Parent Series B Non-Voting Preferred Stock, and any release of the Founder Escrow Stock Amount to First Reserve pursuant to the Escrow Agreement shall be solely in the form of Parent Series B Non-Voting Preferred Stock (while any release of the Founder Escrow Stock Amount to Corsair pursuant to the Escrow Agreement shall be solely in the form of voting ordinary shares of Parent).

(d) In the event that First Reserve is not issued shares of Parent Series B Non-Voting Preferred Stock at the Closing pursuant to Section 3.15(b), but the aggregate number of shares of Parent Common Stock deliverable to First Reserve at the Closing pursuant to Section 3.1 and upon release of the Founder Escrow Stock Amount would cause First Reserve, as of immediately after the Closing, to beneficially own shares of Parent that constitute more than nine and one-half percent (9.5%) of the voting power of all shares of Parent (after giving effect to the transactions contemplated by this Agreement, and assuming the Founder Escrow Stock Amount were issued as of the Closing), the Founder Escrow Stock Amount allocable to First Reserve (equal to First Reserve’s “Founder Pro Rata Portion” (as defined in the Escrow Agreement) multiplied by the Founder Escrow Stock Amount) shall be in the form of (i) voting ordinary shares, par value $1.00 per share, of Parent, such that the number of voting ordinary shares deliverable to First Reserve at the Closing pursuant to Section 3.1 and the number of voting ordinary shares allocable to First Reserve as part of the Founder Escrow Stock Amount represents nine and one-half percent (9.5%) of the voting power of all shares of Parent as of immediately after the Closing (after giving effect to the transactions contemplated by this Agreement, and assuming the Founder Escrow Stock Amount were issued as of the Closing) and (ii) Parent Series B Non-Voting Preferred Stock, representing the remainder of the shares that First Reserve is entitled to as its allocable portion of the Founder Escrow Stock Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Parent and Amalgamation Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is an exempted company duly organized, validly existing and in good standing or similar concept under the Laws of Bermuda. Each Group Company (other than the Company) is an exempted company, corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing or similar concept (if applicable) under the Laws of its jurisdiction of formation, except for such failures to be in good standing that would not reasonably be expected to be material to the Group Companies taken as a whole. Each Group Company has the requisite company or corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has delivered to Parent complete and correct copies of each Group Company’s respective Governing Documents in effect as of the date of this Agreement, and no Group Company is in material violation of any of the provisions of its respective Governing Documents.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing or similar concept (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing or similar concept would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company conducts its insurance operations through its Subsidiaries set forth in Schedule 4.1(c) (which, for the avoidance of doubt, excludes service companies, holding companies and other intermediary companies) (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer, in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Statutory Financial Statements, except where the failure to be so licensed, authorized or eligible would not reasonably be expected to be material to the insurance operations of such Company Insurance Subsidiary.

Section 4.2 Capitalization of the Group Companies.

(a) The authorized capital shares of the Company consists of (i) 909,000,000 Company Common Shares of which 98,868,774 shares are issued and outstanding as of the date hereof, (ii) 11,000,000 Company Class B Shares of which 4,845,984 shares are issued and outstanding as of the date hereof, (iii) no Company Class C Shares of which no shares are issued and outstanding as of the date hereof, (iv) 500 Series A Preferred Shares, of which 500 are issued and outstanding as of the date hereof and (v) 300 Series B Preferred Shares, of which 300 are issued and outstanding as of the date hereof. As of the date hereof, (i) no Company Common Shares, no Company Class B Shares and no Company Class C Shares are held in the Company’s treasury and (ii) 6,500,000 Company Common Shares are available for issuance under the Company Incentive Plan, of which 2,928,866 Company Common Shares are subject to Company Options that have been granted under the Company Incentive Plan and 2,816,793 Company Common Shares are subject to Company RSUs that have been granted under the Company Incentive Plan. Schedule 4.2(a) sets forth a complete and correct list as of the date hereof of (i) each outstanding Company Option and Company RSU and (ii) each outstanding Company Warrant, including, as applicable, the holder, date of grant or issue, exercise price (to the extent applicable), vesting schedule and number and class of Company Capital Shares subject thereto. All of the outstanding Company Capital Shares are, and all Company Capital Shares that may be issued pursuant to any Company Employee Benefit Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with all applicable securities Laws. Except as set forth above in this Section 4.2(a), and as set forth in Schedule 4.2(b), as of the date hereof, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) bonds, debentures, notes or other indebtedness having voting rights in the Company or (iv) options or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. Except as set forth in Schedule 4.2(a), no Group Company is subject to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, any Group Company.

(b) Except as set forth in Schedule 4.2(b) or in connection with any action taken by the Company in accordance with Section 6.1, except for the Preferred Shares, Company RSUs, Company Options and Company Warrants and except as set forth in the Memorandum of Association and the Company Bye-laws, the Company has not granted and is not a party to or otherwise obligated by any agreements, options, warrants, calls, or rights relating to the issuance, sale, purchase or redemption of any capital shares or other equity interest of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such agreement, option, warrant, call, or right, and there are no outstanding contractual rights to which the Company is a party the value of which is based on any Company Capital Shares. Except for the rights of the Preferred Shares or as set forth in Schedule 4.2(b), none of the issued and outstanding Company Capital Shares has been issued in violation of, or is subject to, any preemptive or subscription rights.

(c) Except as set forth on Schedule 4.2(c), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person other than investment assets held in the ordinary course of business. All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation) have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are wholly owned, beneficially and of record, by another Group Company. Except for any securities of a Group Company held by another Group Company, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, (iii) bonds, debentures, notes or other indebtedness having voting rights in any Subsidiary of the Company or (iv) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company. No Subsidiary of the Company has granted or is a party to or otherwise obligated by any agreements, options, warrants, calls or rights relating to the issuance, sale, purchase or redemption of any capital shares or other equity interest of such Subsidiary, whether on conversion of other securities or otherwise, or obligating such Subsidiary to grant, extend or enter into any such agreement, option, warrant, call or right, and there are no outstanding contractual rights to which any such Subsidiary is a party the value of which is based on any capital shares or other equity interest of such Subsidiary. None of the issued and outstanding capital shares or other equity interest of any Subsidiary of the Company has been issued in violation of, or is subject to, any preemptive or subscription rights.

(d) Of the 4,845,984 Company Class B Shares issued and outstanding as of the date hereof, all of such Company Class B Shares are held by Ogier Nominee (Jersey) Limited (the “Employee Trust”). Of the Company Class B Shares held by the Employee Trust, (i) 3,845,984 of such Company Class B Shares have not been allocated or otherwise designated to any Person by the Company, the Employee Trust or the Ogier Employee Benefit Trustee Limited, which serves as trustee for the Employee Trust (the “Employee Trustee”), and no Person other than the Employee Trust and the Employee Trustee has any interest (financial or otherwise) in such Company Class B Shares (the “Unallocated Company Class B Shares”), and (ii) 1,000,000 of such Company Class B Shares have been allocated or otherwise designated (with the Employee Trust retaining joint ownership thereof) to certain individuals who are current or former officers or employees of the Company (the “Allocated Company Class B Shares”), of which (x) 400,000 have been structured in the form of restricted stock units and are being treated as Company RSUs for purposes of this Agreement and (y) 600,000 have been issued subject to the arrangements described below in subsection (g) (clause (y), the “Allocated Company Class B Share Interests”).

(e) The Company intends to redeem and cancel the Unallocated Company Class B Shares prior to the Effective Time such that immediately prior to the Effective Time there shall be no Unallocated Company Class B Shares outstanding and, assuming such redemption occurs, no consideration under this Agreement or otherwise (other than the cancellation and forgiveness of the amount outstanding under the Loan Facility corresponding to such redeemed Unallocated Company Class B Shares) will be owed by Parent, Amalgamation Sub, the Amalgamated Company or any Group Company to any holder or purported holder of any interest in such Unallocated Company Class B Shares. As of the date hereof, the amount of the loan under the Loan Facility that corresponds to the Unallocated Company Class B Shares is greater than the amount of the Total Per Share Amalgamation Consideration payable under this Agreement in respect of such Unallocated Company Class B Shares.

(f) If at the Effective Time any Unallocated Company Class B Shares have not been redeemed, Parent and Amalgamation Sub shall be entitled pursuant to the terms of all applicable plans, awards, agreements, certificates and trust documents related to the Unallocated Company Class B Shares to pay the consideration provided for in this Agreement with respect to such Unallocated Company Class B Shares to the Company as contemplated by Section 3.1(a)(i)(C) and, following the Effective Time, such consideration then held by the Company shall be unrestricted and available for use by the Company for its general corporate purposes. At the Effective Time, the amount of the loan under the Loan Facility that corresponds to any unredeemed Unallocated Company Class B Shares will be greater than the Total Per Share Amalgamation Consideration payable under this Agreement in respect of such Unallocated Company Class B Shares. From and after the Effective Time, no holder or purported holder of any interest in any Unallocated Company Class B Share is or will be owed any consideration under this Agreement or otherwise.

(g) The terms and conditions upon which the Allocated Company Class B Share Interests were issued provide that the holder of any interest in such Allocated Company Class B Share Interests shall only be entitled to realize any value for such Allocated Company Class B Share Interests if their value exceeds certain specified threshold amounts. The Total Per Share Amalgamation Consideration will not exceed such threshold amount applicable to any Allocated Company Class B Share Interest, therefore, pursuant to the terms of all plans, awards, agreements, certificates and trust documents related to the Allocated Company Class B Share Interests, Parent and Amalgamation Sub are entitled to pay the consideration provided for in this Agreement with respect to such Allocated Company Class B Share Interests to the Company as contemplated by Section 3.1(a)(i)(C) and, following the Effective Time, such consideration then held by the Company shall be unrestricted and available for use by the Company for its general corporate purposes. From and after the Effective Time, no holder or purported holder of any interest in any Allocated Company Class B Share Interest is or will be owed any consideration under this Agreement or otherwise.

(h) The Employee Trustee is the borrower under the Loan Facility . No amount borrowed by the Employee Trustee for its own account or on behalf of the Employee Trust or the beneficiaries thereof has been recorded as a receivable or other asset in the Company Financial Statements. All loan amounts outstanding under the Loan Facility are valid, binding and collectible, and Parent and Amalgamation Sub shall be entitled to credit against such loan any and all consideration payable hereunder with respect to the Company Class B Shares (except the 400,000 Company Class B Shares treated as if they were Company RSUs under this Agreement), and neither Parent, Amalgamation Sub nor the Company shall be obligated to pay in cash any amounts to the Company, the Employee Trustee or the Employee Trust in respect of such Company Class B Shares, but shall instead be entitled to credit any and all such payments against the amount outstanding under the Loan Facility.

Section 4.3 Authority. The Company’s board of directors has, by resolutions duly adopted and in effect as of the date hereof and the Closing Date, determined that the Amalgamation is advisable and fair to, and in the best interests of, the Company and approved and adopted this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and, subject to the receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been, and the execution and delivery of each of the Ancillary Documents to which the Company is a party will be, duly and validly authorized by all necessary corporate action on the part of the Company and no other proceeding or action on the part of the Company is necessary to authorize this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which the Company is a party will be) duly and validly executed and delivered by the Company and constitutes (and each Ancillary Document to which the Company is a party will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by Parent, Amalgamation Sub, the Securityholders’ Representative, the Paying Agent and/or Escrow Agent), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4 Financial Statements.

(a) The Company has furnished to Parent true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”):

(i) The audited consolidated balance sheet of the Company as of December 31, 2011 and 2012, and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012; and

(ii) The unaudited consolidated balance sheet of the Company as of March 31, 2013 (the “Latest Company Balance Sheet”), and the related unaudited consolidated statements of income for the three (3) month period then ended .

(b) (i) Except as set forth on Schedule 4.4(b), the audited Company Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(ii) Except as set forth on Schedule 4.4(b), the unaudited Company Financial Statements (i) have been prepared from the management accounts of the Group Companies in accordance with accounting principles consistent with those used in the preparation of the fiscal year ended December 31, 2012 Company Financial Statements, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject to the absence of footnotes and normal year end adjustments.

(c) The management of the Group Companies is responsible for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements of the Group Companies and to provide reasonable assurance against the possibility of misstatements that are material to the consolidated financial statements whether due to error or fraud. Management of the Group Companies has, based on its evaluation conducted in connection with the fiscal year ended December 31, 2012 Company Financial Statements, disclosed to the Group Companies’ respective auditors and audit committees: (x) all deficiencies in the design or operation of internal control over financial reporting of which it is aware, which could adversely affect the Company’s ability to initiate, authorize, record, process or report financial data and (y) all deficiencies that management believes to be significant deficiencies or material weaknesses in internal control over financial reporting, as those terms are defined in AU-C Section 265, Communicating Internal Control Related Matters Identified in an Audit.

(d) Neither the Company nor any Group Company is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Group Company in the Company’s or such Group Company’s financial statements.

(e) The Company has furnished to Parent true and complete copies of the statutory statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile (in the case of Bermuda, the Bermuda Monetary Authority) for the year ended December 31, 2012 and the quarterly period ended March 31, 2013, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certificates related thereto or required in connection therewith (such statutory statements and materials, the “Company Statutory Financial Statements”), and all other material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto required by the Company and each Company Insurance Subsidiary to be filed with or submitted to any insurance regulatory authority (collectively, the “Other Regulatory Filings”). Each Company Insurance Subsidiary has filed or submitted all Company Statutory Financial Statements and Other Regulatory Filings required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority. The Company Statutory Financial Statements (i) have been prepared in all material respects in accordance with SAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (ii) fairly present, in all material respects, the statutory financial position of the applicable Company Insurance Subsidiary as of the dates thereof and their results of operations for the periods then ended. Except as indicated therein, all assets that are reflected on the Company Statutory Financial Statements comply in all material respects with all applicable insurance Laws regulating the investments of the Company Insurance Subsidiaries, as applicable, and each Company Insurance Subsidiary maintains, as of the date of the Latest Company Balance Sheet, admitted assets in an amount at least equal to the minimum capital and surplus required by applicable insurance Laws. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, each Company Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

Section 4.5 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Amalgamation Sub set forth in Section 5.5, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company and the Founders of the transactions contemplated hereby (including the disposition by the Founders of their interests in the Group Companies and the receipt by the Founders of the Founder Amalgamation Stock Consideration), except for (i) the Company Shareholder Approval, (ii) the filing of the Amalgamation Application with the Registrar, (iii) compliance with and filings under the HSR Act and other Antitrust Laws, (iv) filings with, and approval of, the Bermuda Monetary Authority and the insurance regulatory authorities in the jurisdictions listed in Schedule 4.5 (the “Company Insurance Approvals”), and (v) those that may be required solely by reason of Parent’s or Amalgamation Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby, subject to the receipt of the Company Shareholder Approval, will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth in Schedule 4.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any Company Material Contract, Material Company Real Property Lease or Company Material Permit, (c) violate in any material respect any Law, writ, injunction or decree of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any material assets of any Group Company.

Section 4.6 Material Contracts.

(a) Except for this Agreement and except for any Company Real Property Leases, Company Employee Benefit Plans and insurance policies or contracts pursuant to which any Group Company ceded or assumed insurance or reinsurance, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i) agreements with Governmental Entities;

(ii) agreements that limit or purport to limit the ability of any Group Company to compete in any line of business or with any other Person or in any geographic area or during any period of time;

(iii) joint venture, partnership, strategic alliance and business acquisition or divestiture agreements;

(iv) agreements to which an Affiliate of any Group Company is a party (other than agreements solely among one Group Company and one or more other Group Companies);

(v) agreements relating to issuances of securities of any Group Company;

(vi) agreements or indentures relating to Indebtedness or undrawn letters of credit;

(vii) leases or agreements under which any Group Company is the lessee of or holds or operates any tangible property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(viii) leases or agreements under which any Group Company is the lessor of or permits any third party to hold or operate any tangible property, owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(ix) contracts that relates to any material disposition or acquisition of assets or properties by any Group Company, or any merger, amalgamation or business combination with respect to any Group Company;

(x) material agreements containing most favored nations or most favored customer provisions or non-competition or non-solicitation covenants (other than employee non-competition and non-solicitation covenants);

(xi) contracts that provide for the guarantee of any liability of any Person (other than a Group Company);

(xii) other contracts that involves the expenditure, payment or receipt of more than $500,000 in the aggregate and is not terminable by the Company without penalty on notice of 90 days or less;

(xiii) any material capital maintenance or similar agreements pursuant to which any Group Company has agreed to contribute capital or surplus to any other Group Company or to any third party under specified circumstances and/or maintain such Group Company or third party’s capital or surplus at specified levels; and

(xiv) contracts that grant binding authority to any insurance agent of a Group Company (collectively, with subsections (i) through (xiii), and together with Company Real Property Leases, Company Employee Benefit Plans, Group Company IP Agreements, Company Reinsurance Agreements and Company Agent Contracts, the “Company Material Contracts”).

(b) The Company has provided to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. Each Company Material Contract is valid and binding on the applicable Group Company, in full force and effect and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). During the past two (2) years, no Group Company has received written notice of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, any default under or any cancellation of any Company Material Contract, except for defaults that have not been or reasonably would not be expected to be material to any Group Company party to such Company Material Contract. To the knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any party under any Company Material Contract or result in the termination of, or cause or permit the acceleration or other modification of any right or obligation or the loss of any benefit thereunder, and no Group Company or, to the knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of any Company Material Contract, except for defaults, violations or failures that have not been or reasonably would not be expected to be material to any Group Company party to such Company Material Contract. No Group Company that is party to any Company Material Contract and, to the knowledge of the Company, no counterparty under any Company Material Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Company Material Contract.

Section 4.7 Absence of Changes; Undisclosed Liabilities.

(a) Since the date of the Latest Company Balance Sheet, except as expressly contemplated by this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) each Group Company has conducted its business in the ordinary course of business. Since the date of the Latest Company Balance Sheet, there has not been any action taken by the Company or any other Group Company that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s consent, would constitute a breach of Section 6.1(a)(ii), (iv), (v), (vii), (xi), (xiii), (xix) or (xxv).

(b) No Group Company has any material liability or obligation of any kind whatsoever in existence, whether accrued, contingent, absolute or otherwise, of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on the consolidated balance sheet of the Company (including in any of the notes thereto) except for: (i) liabilities and obligations as reflected or reserved against in the Latest Company Balance Sheet (including in any of the notes thereto) or (ii) liabilities and obligations that have arisen since the date of the Latest Company Balance Sheet in the ordinary course of business; provided, however, that it is acknowledged and agreed by the Company, Parent and Amalgamation Sub that no Group Company is making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums as of any date.

Section 4.8 Litigation. As of the date of this Agreement, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s knowledge, threatened or under investigation against any Group Company, any material property or material asset of any Group Company, or, to the Company’s knowledge, any present or former officer or director of any Group Company before any Governmental Entity (relating to actions of such Person in his or her capacity as an officer or director of any Group Company), which (a) has had or would reasonably be expected to be material to any Group Company, (b) could, in any material respect, prohibit or restrict any Group Company from operating its business as currently operated or (c) that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. No Group Company is subject to any outstanding order, writ, injunction or decree as of the date hereof (other than those applicable generally to insurers in one or more of the Group Companies’ lines of business).

Section 4.9 Compliance with Applicable Law. The Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from, and have made all declarations and filings with, all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Company Material Permits”). No Group Company is in material default or violation of any Company Material Permit to which it is a party and no event has occurred that would reasonably be expected to cause a revocation, suspension, lapse or other limitation of any Company Material Permit. Since January 1, 2012, the business of the Group Companies has been operated in material compliance with all applicable Laws of all Governmental Entities. Without limitation of the foregoing, each of the Company Insurance Subsidiaries is marketing or selling insurance products in compliance with insurance Laws applicable to the business of such Company Insurance Subsidiary in the respective jurisdictions in which such products are being marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to such Company Insurance Subsidiary.

Section 4.10 Employee Plans.

(a) Schedule 4.10(a) contains a correct and complete list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination or opinion letter and (v) any material associated administrative agreements or insurance policies.

(b) No Company Employee Benefit Plan is a Multiemployer Plan and no Group Company has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and to the

Company’s knowledge, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Group Company. No Company Employee Benefit Plan is subject to Title IV of ERISA or provides health or other welfare benefits to former employees of any Group Company, other than health continuation coverage mandated by applicable Law, including, without limitation, under COBRA or similar non-U.S. Law.

(c) Each Company Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service or is the subject of a favorable opinion from the Internal Revenue Service on the form of such Company Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) Except as set forth on Schedule 4.10(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(e) All Company Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance in all material respects with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(f) Schedule 4.10(f) sets forth a true and correct list, as of the date of this Agreement, of all employees of each Group Company, as well as the position, corporate and functional title, status as exempt or non-exempt, identification number, hire date, status as full-or part-time, status as active or on leave (and if on leave, the date leave commenced), geographic location and remuneration (including base salary, base wage, commission schedule, prior year’s incentive award and current year’s incentive opportunity, in each case, as applicable) of each such employee. Within fifteen (15) Business Days before the Closing, the Company shall update Schedule 4.10(f) to reflect any employees whose employment has terminated and any other change in the information on Schedule 4.10(f).

Section 4.11 Environmental Matters. The Group Companies are in material compliance with all Environmental Laws. Without limiting the generality of the foregoing, the Group Companies hold and are in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws. No Group Company has received in the past two (2) years any currently unresolved written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.

Section 4.12 Intellectual Property.

(a) The Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 4.12(a) sets forth a complete and correct list of all (i) patents, trademarks and service marks, copyrights, internet domain names, registrations and applications for Group Company IP Rights owned or licensed by any Group Company, all of which are subsisting and, to the Company’s knowledge, valid, and (ii) material software products owned or licensed by any Group Company.

(b) There is not pending or threatened in writing against any Group Company any claim by any third party contesting the use or ownership of any material Group Company IP Right owned by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party, and there are no claims pending or threatened in writing that have been brought by any Group Company against any third party alleging infringement of any Intellectual Property Rights owned by such Group Company. The conduct of the business of the Group Companies as currently conducted does not infringe any Intellectual Property Rights of any third party and, to the Company’s knowledge, no third party is infringing any material Group Company IP Rights.

(c) Schedule 4.12(c) sets forth a list of all material agreements pertaining to the Group Company IP Rights, other than (i) agreements for the use of commercially available software and (ii) customer agreements entered into by any Group Company in the ordinary course of business (collectively, the “Group Company IP Agreements”). During the past two (2) years, no Group Company has received written notice of any default under any Group Company IP Agreement, except for defaults that have not had or reasonably would not be expected to have a Company Material Adverse Effect.

(d) The Group Companies have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets, including by maintaining a customary business practice requiring each employee, officer, consultant, or outside contractor having access to the Group Companies’ confidential or proprietary information to execute confidentiality or similar agreements.

(e) The Group Companies have established and are in material compliance with commercially reasonably security programs that are intended to protect the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate. No Group Company has suffered a material security breach with respect to their data or systems, and no Group Company has notified customers or employees of any material information security breach.

Section 4.13 Labor Matters.

(a) No Group Company is a party to any collective bargaining agreement or other labor union contract applicable to employees of such Group Company and, to the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. During the last two (2) years, (i) there has been no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to any Group Company or any employee thereof; (ii) there has been no labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting any Group Company, and no Group Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there has been no representation claim or petition pending before any applicable Governmental Entity, and no question concerning representation exists relating to the employees of any Group Company; and (iv) there have been no charges with respect to or relating to any Group Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b) Each Group Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.

Section 4.14 Insurance. Schedule 4.14 contains a complete and correct list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect and will remain in full force and effect after the Closing, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. The nature and extent of such policies are reasonably sufficient for the Group Companies’ businesses in all material respects. No Group Company has made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.

Section 4.15 Tax Matters.

(a) Other than as disclosed in Schedule 4.15(a), each Group Company has prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all income and other material Tax returns, information returns, statements, forms, filings, reports and any other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each, a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to any Group Company and has timely paid all income and other material Taxes owed or payable by it (whether or not shown on any Tax Return), including Taxes which any Group Company is obligated to withhold. To the extent payment of any Taxes that have accrued is not yet due, the amount of such accrued Taxes is properly and fully reflected or otherwise taken into account in adequate reserves in the Company Financial Statements or, in the case of periods since the Latest Company Balance Sheet, on the Company’s or the Subsidiaries’ books and records. Since December 31, 2012, no Taxes have accrued with respect to any Group Company other than Taxes arising in the ordinary course of business. Each Group Company has withheld each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b) Except as disclosed in Schedule 4.15(b), no Group Company is currently the subject of an ongoing Tax audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding, nor, to the Company’s knowledge, has any audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding been threatened.

(c) No Group Company has consented to waive or extend the time, or is the beneficiary of any waiver or extension of time, in which any Tax may be assessed or collected by any taxing authority.

(d) No Group Company has received from any taxing authority any written notice of any material proposed, asserted or assessed adjustment, deficiency or underpayment of Taxes.

(e) There are no Liens for Taxes against any of the assets of a Group Company, other than Permitted Liens.

(f) No Group Company is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, indemnity, assignment or allocation of any Taxes pursuant to which it will have any obligation to make any payments after the Closing (other than a contract among members of a group the common parent of which is the Company or any agreement or arrangement pertaining to the sale or lease of assets of any Group Company or pursuant to commercial financing arrangements).

(g) No Group Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) To the Company’s knowledge, no claim has been made in writing by any taxing authority of a jurisdiction where the Company or any of its Subsidiaries did not file Tax Returns, or a particular kind of Tax Return, that such Company or Subsidiary should have filed such Tax Return or Returns or is or may be subject to Tax in that jurisdiction.

(i) No Group Company has agreed to make, or is it required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of a change in accounting method or otherwise and there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method.

(j) No Group Company has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k) Except as disclosed in Schedule 4.15(k), the Company has made available to Parent correct and complete copies of all federal, state and foreign income Tax Returns filed for the Company and its Subsidiaries for the taxable years 2009, 2010, 2011 and 2012.

(l) Except as disclosed in Schedule 4.15(l), no Group Company has requested a ruling in respect of Taxes during the past five (5) years from any Governmental Entity.

(m) Except as disclosed in Schedule 4.15(m), no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or issued with respect to the Company or any of its Subsidiaries, in each case, that will bind the Company or any of its Subsidiaries for any taxable period after the Closing.

(n) No Group Company, for as long as it has been a Group Company (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return that includes an entity or entities other than the Group Companies, or (ii) except as disclosed in Schedule 4.15(n), has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.

(o) No Group Company will be required to include in gross income of a taxable period ending on or after the Closing Date income or gain attributable to cash received, an account receivable that arose, or an installment sale or other transaction that was consummated, in a prior taxable period, or an election under Section 108(i) of the Code that was made with respect to a prior taxable period.

(p) Each Group Company has complied in all material respects with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property.

(q) As of December 31, 2012, the amounts of the net operating loss carryovers, general business credit carryovers and charitable contribution limitation carryovers of the Company and its Subsidiaries for federal income Tax purposes, and the unitary state net operating loss carryovers of the Company and its Subsidiaries, were as set forth on Schedule 4.15(q), and no such attribute is subject to a limitation under Section 382 of the Code or to a SRLY limitation or any similar limitation.

(r) No excess loss account, within the meaning of Treasury Regulations Section 1.1502-19, or similar account or amount under any state, local or foreign Tax law, exists with respect to any Subsidiary of the Company.

(s) No Group Company has any deferred gain or loss arising from a deferred intercompany transaction, within the meaning of Treasury Regulations Section 1.1502-13, or with respect to the stock or obligations of any member of an affiliated group, as provided for in Treasury Regulations Section 1.1502-13.

(t) No Group Company has engaged in any operations or activities that are subject to reporting obligations under Section 999 of the Code (relating to international boycotts).

Section 4.16 Brokers.

(a) No broker, finder, financial advisor or investment banker, other than Goldman Sachs (whose fees shall be included in the Company Transaction Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or in connection with any similar transaction with any Person other than Parent based upon arrangements made by or on behalf of any Group Company or any of their respective Affiliates.

(b) When delivered by the Company in connection with the Closing, the Company Transaction Expenses Statement will include all amounts incurred by or on behalf of the Group Companies prior to and including the Closing Date that have not been paid by the Group Companies prior to December 31, 2012 or accrued by the Group Companies as of December 31, 2012 and recorded on the Company’s consolidated balance sheet as of such date (i) for fees and expenses of any professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Willkie Farr & Gallagher LLP and Goldman Sachs) retained by any of the Group Companies in connection with the transactions contemplated by this Agreement or in connection with any similar transaction with any Person other than Parent, (ii) the aggregate amount of cash payable following the Closing in respect of all Unvested Company RSUs outstanding immediately prior to the Effective Time pursuant to and in accordance with the terms and conditions of Section 3.1(b)(ii), (iii) all amounts deposited in the Securityholders’ Representative Fund, and (iv) all other Taxes (pursuant to Section 6.3(b)), fees, costs and expenses allocated to the Company pursuant to the terms of this Agreement.

Section 4.17 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Company Leased Real Property.

(i) Schedule 4.17(b)(i) sets forth a list of each Company Real Property Lease in effect as of the date hereof pursuant to which the current annual rental payments exceed $250,000 (each, a “Material Company Real Property Lease”; the real property leased by the Group Companies pursuant to the Material Company Real Property Leases is hereinafter referred to as the “Company Leased Real Property”). The Company has delivered to Parent true, complete and correct copies of each Material Company Real Property Lease.

(ii) Except as would not reasonably be expected to be material to the Group Companies taken as a whole, and as disclosed in Schedule 4.17(b)(ii), each Material Company Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (assuming the due authorization and execution of such Material Company Real Property Lease by the other party(ies) thereto, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) Except as would not reasonably be expected to be material to the Group Companies taken as a whole, neither any Group Company nor, to the Company’s knowledge, any third party to a Material Company Real Property Lease is in default under or in breach of any Material Company Real Property Lease in any material respect.

(iv) No Group Company has entered into any material sublease granting to any Person other than a Group Company the right to use or occupy any material portion of the Company Leased Real Property.

(v) No Group Company has granted to any Person other than a Group Company any option or right of first refusal to purchase or acquire any material portion of the Company Leased Real Property.

(vi) Except as would not reasonably be expected to be material to the Group Companies taken as a whole, the use of the Company Leased Real Property does not violate any applicable Law, covenant, condition, restriction, easement, license, permit or agreement in effect with respect to such Company Leased Real Property. There is no condemnation or eminent domain proceeding affecting the Company Leased Real Property.

(c) Personal Property. The Group Companies collectively own or hold under valid leases all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens.

Section 4.18 Insurance Matters.

(a) Prior to the date of this Agreement, except as set forth on Schedule 4.18, the Company has made available to Parent a true and complete copy of all material annual and quarterly loss reserve actuarial reports presented to the board of directors of the applicable Company or Company Insurance Subsidiary prepared by actuaries, independent or otherwise, with a valuation date on or after January 1, 2011, with respect to the Company or any Company Insurance Subsidiary, and all material attachments, addenda, supplements and modifications thereto. To the Company’s knowledge, the factual information and data furnished by the Company and each Company Insurance Subsidiary in writing to its actuaries expressly in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports as of the date delivered to such actuaries, subject in each case to any limitations and qualifications contained in the actuarial reports; provided that the

Company makes no representation or warranty with respect to such actuarial reports, any estimates, projections, predications, forecasts or assumptions in such actuarial reports or the assumptions on the basis of which such information was, or data were, prepared.

(b) All material reinsurance treaties or agreements, slips, binders, cover notes or other similar arrangements to which any Company Insurance Subsidiary is a party or otherwise bound or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities and under which any Company Insurance Subsidiary is ceding or retroceding risks to reinsurers as of the date of this Agreement (the “Company Reinsurance Agreements”) are set forth in Schedule 4.18(b). No Group Company and, to the knowledge of the Company, no other party to a Company Reinsurance Agreement, is in default in any material respect as to any provision thereof or is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

(c) With respect to each Company Reinsurance Agreement, (i) there has been no separate agreement between any Company Insurance Subsidiary and any other party to such Company Reinsurance Agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement; (ii) for each such Company Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of Statement of Statutory Accounting Principal No. 62 or similar principal (“SSAP No. 62”), applicable SAP or any applicable Law, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Entity for the Company Insurance Subsidiary; (iii) the Company Insurance Subsidiary that is a party thereto, and to the knowledge of the Company, any other party thereto, complies and has complied with all applicable requirements set forth in SSAP No. 62, applicable SAP and applicable Law with respect to such Company Reinsurance Agreement; and (iv) the Company Insurance Subsidiary has appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62, applicable SAP and applicable Law.

(d) All Insurance Agreements and Company Reinsurance Agreements have been issued, to the extent required by applicable Law, on forms filed with and approved by all applicable insurance regulatory authorities, or not objected to by any such insurance regulatory authorities within any period provided for objection, and all such forms comply in all material respects with applicable Laws. All premium rates with respect to the Insurance Agreements and Company Reinsurance Agreements, to the extent required by applicable Law, have in all material respects been filed with and approved by all applicable insurance regulatory authorities or were not objected to by any such insurance regulatory authority within any period provided for objection. Since January 1, 2012, all Insurance Agreements and Company Reinsurance Agreements issued by each Company Insurance Subsidiary have been marketed, sold and issued in compliance in all material respects with all applicable Laws, all applicable orders and directives of all applicable insurance regulatory authorities and all written recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold.

(e) Other than in the ordinary course of business, there are no unpaid claims or assessments made against any Company Insurance Subsidiary by any state insurance guaranty associations, funds or similar organizations.

(f) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified Parent of any pending examinations) of any insurance regulatory authority received by it on or after January 1, 2010 through the date of this Agreement, unless the most recent examination report for a given Company Insurance Subsidiary was received prior to that period, in which case true and complete copies of each such earlier report, relating to one or more of the Company Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable insurance regulatory authority without imposition of any material penalty, condition or obligation.

(g) (a) Except as set forth in Schedule 4.18(g) and as required by applicable insurance Laws and the licenses maintained by the Group Companies, there is no contract or agreement, whether oral or in writing, binding on any Group Company, or order or directive by, or supervisory letter or cease-and-desist order from, any insurance regulatory authority issued to or binding on any Group Company and (b) none of the Group Companies has adopted any board resolution at the request of any insurance regulatory authority, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of any Company Insurance Subsidiary to issue or enter into Insurance Agreements or Company Agent Contracts or similar agreement, (ii) requires the divestiture of any material investment of any Company Insurance Subsidiary, (iii) limits in any material respect the ability of any Group Company to pay dividends or distributions of any kind or character, (iv) requires any material investment of the Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent), (v) requires any Group Company to contribute assets to or make any investment in any Company Insurance Subsidiary, maintain the capital or surplus of any Company Insurance Subsidiary at minimum or predetermined levels (including “keep-well” or similar agreements), or to pay, guarantee or otherwise be responsible for the obligations of any Company Insurance Subsidiary (except for a Company Reinsurance Agreement entered into in the ordinary course of business); or (vi) could otherwise have a material adverse effect on the business or operations of any Group Company. No Group Company has been advised in writing by any insurance regulatory authority that such insurance regulatory authority is contemplating any undertakings related to any of the foregoing matters.

(h) Since January 1, 2012, salaried employees of each Group Company and, to the knowledge of the Company, each other Person who is performing the duties of insurance producer, agent, broker, managing general agent or general agent, intermediary, underwriter, adjuster or administrator for any of the Group Companies, whether as an employee, agent, subcontractor or otherwise (collectively, “Company Agents”), at the time such Company Agent wrote, sold, placed or produced business for or on behalf of any Group Company or engaged in any other activities that requires a license or permit, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Agent wrote, sold, placed or produced business or engaged in such other activities, and to the knowledge of the Company, no Company Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation, underwriting, adjusting or administration of insurance or other business for or on behalf of any Group Company, except for such failures to be so licensed or such violations that have been cured, otherwise resolved or settled through agreements with the applicable insurance regulatory authority, or that are barred by an applicable statute of limitations, or that would not constitute a Company Material Adverse Effect.

(i) Schedule 4.18(i) sets forth (i) a true and complete list of the all material agreements and contracts between or among each Group Company and the top five (5) insurance producer and agents of the Group Companies based on total gross premiums written by such producers and agents on behalf of the Group Companies during the fiscal year ended December 31, 2012 (collectively the “Company Agent Contracts”) and each agreement or contract under which any Person is entitled to receive contingent compensation based on the profitability to the Company Insurance Subsidiary of any business produced, underwritten, managed, serviced or otherwise administered by such Person. Except as set forth on Schedule 4.18(i), all Company Agent Contracts, management, administration and similar agreements and contracts entered into by any Company Subsidiary are, to the extent required by Law, in forms acceptable to all applicable insurance regulatory authorities or have been filed with insurance regulatory authorities with which such agreements or contracts were required to be filed and have been either approved by such insurance regulatory authorities or not objected to by any such insurance regulatory authorities within any period provided for objection.

(j) Since January 1, 2013 and through the date hereof, no Group Company has received any written notice from any rating agency indicating that such rating agency has lowered or will lower any rating assigned to or covering any Company Insurance Subsidiary, or has placed or will place any Company Insurance Subsidiary on an “under review” status.

(k) The insurance reserves, including reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary reflected in the applicable Company Statutory Financial Statements (i) were, except as otherwise noted in the applicable Company Statutory Financial Statement and except for loss adjustment expenses (whether allocated or unallocated), determined in all material respects in accordance with generally accepted actuarial methodology consistently applied and (ii) satisfied the requirements of applicable SAP in all material respects; provided, however, that it is acknowledged and agreed by Parent, Amalgamation Sub and the Company that the Company is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums as of any date. For the avoidance of doubt, the Company makes no express or implied representation or warranty under this Agreement as to the future experience, success or profitability of the business of the Group Companies, whether or not conducted or administered in a manner similar to the manner in which such business was conducted prior to the Closing, that the insurance reserves held by or on behalf of the Group Companies or otherwise with respect to the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such insurance reserves will be collectible, or concerning any financing statement “line item” or asset, liability or equity amount that would be affected by any of the foregoing.

(l) Each Group Company has duly adopted investment guidelines governing the types of investment permitted for each such Group Company (the “Investment Guidelines”). Each Group Company is, as of the date of this Agreement, in compliance in all material respects with its respective Investment Guidelines. The Company has provided to Parent complete and correct copies of the Investment Guidelines for each Group Company as in effect as of the date of this Agreement.

Section 4.19 Transactions with Affiliates. Schedule 4.19 sets forth all contracts or arrangements between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 4.19, to the Company’s knowledge, none of the Group Companies or their respective Affiliates, directors or officers: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company), which is a material client, supplier, customer, lessor, lessee or competitor of any Group Company or (ii) owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business. Ownership of five (5) percent or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 4.19.

Section 4.20 Approval of Amalgamation by Shareholders. On the basis of the Memorandum of Association, the Company Bye-laws and the Companies Act (in the case of the Companies Act, as in effect on the date hereof), the sole required approval of the Company Securityholders of this Agreement and the Amalgamation is the affirmative vote of a majority of the issued and outstanding Company Capital Shares, voting together as a single class (the “Company Shareholder Approval”). The execution and delivery of the Written Consent satisfies the Company Shareholder Approval.

Section 4.21 Investigation; No Other Representations.

(a) The Company (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Parent Group Companies, and (ii) has been furnished with or given adequate access to such documents and information about the Parent Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(b) In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties of Parent and Amalgamation Sub expressly contained in Article 5 and the Company acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Parent Group Companies or any of their respective directors, officers, employees, Affiliates, shareholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Company or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Parent Group Company heretofore or hereafter delivered to or made available to the Company or any of its agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of the Parent Group Companies or any of their respective directors, officers, employees, Affiliates, shareholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or any certificate or instrument delivered pursuant hereto) relating to the business, assets or liabilities of the Parent Group Companies made available to the Company or any of its agents, representatives, lenders or Affiliates, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

Except as set forth in the Parent Schedules or in any Parent SEC Report filed with or furnished to the SEC at least two (2) Business Days prior to the date of this Agreement (excluding disclosure contained in any “risk factor” or “forward-looking” section of any such report), Parent and Amalgamation Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is an exempted company, duly organized, validly existing and in good standing or similar concept under the Laws of Bermuda. Amalgamation Sub is a Bermuda exempted company, duly organized, validly existing and in good standing or similar concept under the Laws of Bermuda. Each Parent Group Company (other than Parent and Amalgamation Sub) is an exempted company, corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing or similar concept (if applicable) under the Laws of its jurisdiction of formation, except for such failures to be in good standing that would not reasonably be expected to be material to the Parent Group Companies taken as a whole. Each Parent Group Company has the requisite company or corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Amalgamation Sub has not engaged in any business since it was incorporated which is not in connection with this Agreement. All of the outstanding shares of Amalgamation Sub are validly issued, fully paid and nonassessable and owned of record and beneficially by Bayshore Holdings Ltd., free and clear of all Liens. Parent has delivered to the Company complete and correct copies of Parent’s and Amalgamation Sub’s respective Governing Documents in effect as of the date of this Agreement, and neither Parent nor Amalgamation Sub is in material violation of any of the provisions of its respective Governing Documents.

(b) Each Parent Group Company is duly qualified or licensed to transact business and is in good standing or similar concept (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing or similar concept would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent conducts its insurance operations through its Subsidiaries set forth in Schedule 5.1(c) (which, for the avoidance of doubt, excludes service companies, holding companies and other intermediary companies) (collectively, the “Parent Insurance Subsidiaries”). Each of the Parent Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer, in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent Statutory Financial Statements, except where the failure to be so licensed, authorized or eligible would not reasonably be expected to be material to the Parent Insurance Subsidiaries taken as a whole.

Section 5.2 Capitalization.

(a) The authorized capital shares of Parent consists of (i) 90,000,000 voting ordinary shares, par value $1.00 per share, 21,000,000 non-voting convertible ordinary shares, par value $1.00 per share, and 45,000,000 preference shares, par value $1.00 per share, of which 13,900,434 voting ordinary shares, 2,725,637 non-voting convertible ordinary shares and no preference shares are issued and outstanding as of the date hereof (collectively, the “Parent Capital Shares”). As of the date hereof, (i) no voting ordinary shares and 2,972,892 non-voting convertible ordinary shares are held in treasury and (ii) 1,200,000 voting ordinary shares are authorized for issuance under the Parent Incentive Plan, of which 770,828 voting ordinary shares remain available for issuance and 115,159 shares of voting ordinary shares are subject to options, restricted stock, share units or RSUs, 100,000 voting ordinary shares are authorized for issuance under the Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, of which 70,764 voting ordinary shares remain available for issuance and 18,521 voting ordinary shares are subject to deferred units and 200,000 voting ordinary shares are authorized for issuance under the Amended and Restated Enstar Group Limited Employee Share Purchase Plan, of which 172,656 voting ordinary shares remain available for issuance and 27,344 voting ordinary shares have been purchased. All of the outstanding Parent Capital Shares are duly authorized, validly issued, fully paid and nonassessable and have been offered, issued, sold and delivered by Parent in compliance with all applicable securities Laws. Except as set forth above in this Section 5.2(a), as of the date hereof, there are no outstanding (i) equity securities of Parent, (ii) securities of Parent convertible into or exchangeable for, at any time, equity securities of Parent, (iii) bonds, debentures, notes or other indebtedness having voting rights in Parent or (iv) options or other rights to acquire from Parent or obligations of Parent to issue, any equity securities or securities convertible into or exchangeable for equity securities of Parent. Parent is not subject to any voting agreement with respect to the voting of any shares of capital stock or voting securities of, or other equity interests in, Parent.

(b) Except as set forth in Schedule 5.2(b), Parent has not granted and is not a party to or otherwise obligated by any agreements, options, warrants, calls, or rights relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of Parent, whether on conversion of other securities or otherwise, or obligating Parent to grant, extend or enter into any such agreement, option, warrant, call, or right, and there are no outstanding contractual rights to which Parent is a party the value of which is based on any Parent Capital Shares. None of the issued and outstanding Parent Capital Shares has been issued in violation of, or is subject to, any preemptive or subscription rights.

(c) Except as set forth on Schedule 5.2(c), no Parent Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person other than investment assets held in the ordinary course of business. All outstanding equity securities of each Subsidiary of Parent (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation) have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by any Parent Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are wholly owned, beneficially and of record, by another Parent Group Company. Except for any securities of a Parent Group Company held by another Parent Group Company, there are no outstanding (i) equity securities of any Subsidiary of Parent, (ii) securities of any Subsidiary of Parent convertible into or exchangeable for, at any time, equity securities of any Subsidiary of Parent, (iii) bonds, debentures, notes or other indebtedness having voting rights in any Subsidiary of Parent or (iv) options or other rights to acquire from any Subsidiary of Parent, and no obligation of any Subsidiary of Parent to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of Parent.

(d) The shares of Parent Common Stock comprising the Founder Amalgamation Stock Consideration, when issued by Parent in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be offered, issued, sold and delivered by Parent in material compliance with all applicable federal and state securities laws.

Section 5.3 Authority. Each of Parent and Amalgamation Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and/or Amalgamation Sub is a party and the consummation of the transactions contemplated hereby and thereby have been, and the execution and delivery of the Ancillary Documents to which Parent and/or Amalgamation Sub is a party will be, duly and validly authorized by all necessary corporate action on the part of Parent and/or Amalgamation Sub and no other proceeding or action (including by its equityholders) on the part of Parent or Amalgamation Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent and/or Amalgamation Sub is a party or to consummate the transactions contemplated hereby and thereby. No vote of Parent’s equityholders is required to approve this Agreement or for Parent to consummate the transactions contemplated hereby (including the issuance of the Founder Amalgamation Stock Consideration) and Bayshore Holdings Ltd., acting as the sole shareholder of Amalgamation Sub, has approved this Agreement. This Agreement has been (and the Ancillary Documents to which Parent and/or Amalgamation Sub is a party will be) duly and validly executed and delivered by Parent and/or Amalgamation Sub and constitutes (and each Ancillary Document to which Parent or Amalgamation Sub is a party will constitute) a valid, legal and binding agreement of Parent and/or Amalgamation Sub (assuming that this Agreement has been and the Ancillary Documents to which Parent and/or Amalgamation Sub is a party will be duly and validly authorized, executed and delivered by the Company, the Securityholders’ Representative, the Paying Agent and/or Escrow Agent), enforceable against Parent and/or Amalgamation Sub in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.4 Financial Statements; SEC Filings.

(a) Parent has furnished to the Company true and complete copies of the following financial statements (such financial statements, the “Parent Financial Statements”):

(i) the audited consolidated balance sheet of Parent as of December 31, 2011 and 2012, and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012; and

(ii) the unaudited consolidated balance sheet of Parent as of March 31, 2013 (the “Latest Parent Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the three (3) month period then ended.

(b) The Parent Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Parent Financial Statements, to the absence of footnotes and normal year end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited Parent Financial Statements, to the absence of footnotes and normal year end adjustments).

(c) Parent maintains a system of internal control over financial reporting that, in all material respects, is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of Parent has, based on its most recent evaluation prior to the date of this Agreement, disclosed to Parent’s auditor and audit committee: (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Parent is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, Parent in Parent’s financial statements.

(e) Parent has furnished or made available to the Company true and complete copies of the statutory statements of each of the Parent Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile (in the case of Bermuda, the Bermuda Monetary Authority) for the year ended December 31, 2012 and the quarterly period ended March 31, 2013, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certificates related thereto or required in connection therewith (such statutory statements and materials, the “Parent Statutory Financial Statements”). Each Parent Insurance Subsidiary has filed or submitted all Parent Statutory Financial Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not reasonably be expected to be material to the Parent Insurance Subsidiaries taken as a whole. The Parent Statutory Financial Statements (i) have been prepared in all material respects in accordance with SAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (ii) fairly present, in all material respects, the statutory financial position of the applicable Parent Insurance Subsidiary as of the dates thereof and their results of operations for the periods then ended. Except as indicated therein, all assets that are reflected on the Parent Statutory Financial Statements comply in all material respects with all applicable insurance Laws regulating the investments of the Parent Insurance Subsidiaries, as applicable, and each Parent Insurance Subsidiary maintains, as of the date of the Latest Parent Balance Sheet, admitted assets in an amount at least equal to the minimum capital and surplus required by applicable insurance Laws. The financial statements included in the Parent Statutory Financial Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, each Parent Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

(f) Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2010 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Parent or Amalgamation Sub of this Agreement or the Ancillary Documents to which Parent and/or Amalgamation Sub is a party or the consummation by Parent and/or Amalgamation Sub of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and other Antitrust Laws, (ii) the filing of the Amalgamation Application with the Registrar and (iii) filings with, and approval of, the Bermuda Monetary Authority and the insurance regulatory authorities in the jurisdictions listed in Schedule 5.5 of the Parent Disclosure Schedule (the “Parent Insurance Approvals”, and together with the Company Insurance Approvals, the “Transaction Approvals”). Neither the execution, delivery or performance by Parent or Amalgamation Sub of this Agreement or the Ancillary Documents to which Parent and/or Amalgamation Sub is a party nor the consummation by Parent or Amalgamation Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Parent’s or Amalgamation Sub’s Governing Documents, (b) except as set forth on Schedule 5.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any Parent Material Contract, Parent Real Property Lease or Parent Material Permit, (c) violate any Law, writ, injunction or decree of any Governmental Entity having jurisdiction over any of Parent or Amalgamation Sub or any of Parent’s or Amalgamation Sub’s Subsidiaries or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any of Parent, Amalgamation Sub or any of Parent’s or Amalgamation Sub’s Subsidiaries, which in the case of any of clauses (b), (c) and (d) above, would constitute a Parent Material Adverse Effect.

Section 5.6 Material Contracts.

(a) Except for this Agreement and except for any Parent Real Property Leases, Parent Employee Benefit Plans, contracts relating to the acquisition or disposition of investment assets in the ordinary course of business, and insurance policies or contracts pursuant to which any Parent Group Company ceded or assumed insurance or reinsurance, as of the date of this Agreement, no Parent Group Company is a party to or bound by any:

(i) agreements that limit or purport to limit the ability of any Parent Group Company to compete in any line of business or with any other Person or in any geographic area or during any period of time;

(ii) agreements to which an Affiliate of any Parent Group Company is a party (other than agreements solely among one Parent Group Company and one or more other Parent Group Companies);

(iii) agreements relating to issuances of securities of any Parent Group Company;

(iv) agreements or indentures relating to Indebtedness;

(v) leases or agreements under which any Parent Group Company is the lessee of or holds or operates any tangible property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,500,000;

(vi) leases or agreements under which any Parent Group Company is the lessor of or permits any third party to hold or operate any tangible property, owned or controlled by Parent, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,500,000;

(vii) other contracts that involve the expenditure, payment or receipt of more than $1,500,000 in the aggregate and is not terminable by Parent without penalty on notice of 90 days or less; and

(viii) any material capital maintenance or similar agreements pursuant to which any Parent Group Company has agreed to contribute capital or surplus to any other Parent Group Company or to any third party under specified circumstances and/or maintain such Parent Group Company or third party’s capital or surplus at specified levels (collectively, with subsections (i) through (viii), and together with Parent Real Property Leases, Parent Employee Benefit Plans, the “Parent Material Contracts”).

(b) Parent has provided or made available to the Company correct and complete copies of all Parent Material Contracts, including any amendments thereto. Each Parent Material Contract is valid and binding on the applicable Parent Group Company, in full force and effect and enforceable in accordance with its terms against such Parent Group Company and, to the knowledge of Parent, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). During the past two (2) years, no Parent Group Company has received written notice of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, any default under or any cancellation of any Parent Material Contract, except for defaults that have not been or reasonably would not be expected to be material to the Parent Group Companies taken as a whole. To the knowledge of Parent, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any party under any Parent Material Contract or result in the termination of, or cause or permit the acceleration or other modification of any right or obligation or the loss of any benefit thereunder, and no Parent Group Company or, to the knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of any Parent Material Contract, except for defaults, violations or failures that have not been or reasonably would not be expected to be material to the Parent Group Companies taken as a whole. Except as would not reasonably be expected to be material to the Parent Group Companies taken as a whole, no Parent Group Company that is party to any Parent Material Contract and, to the knowledge of Parent, no counterparty under any

Parent Material Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Parent Group Company under any Parent Material Contract.

Section 5.7 Absence of Changes; Undisclosed Liabilities.

(a) Since the date of the Latest Parent Balance Sheet, except as expressly contemplated by this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Parent Material Adverse Effect and (ii) each Parent Group Company has conducted its business in the ordinary course of business. Since the date of the Latest Parent Balance Sheet, there has not been any action taken by Parent or any other Parent Group Company that, if taken during the period from the date of this Agreement through the Closing Date without the Company’s consent, would constitute a breach of Section 6.1.

(b) No Parent Group Company has any material liability or obligation of any kind whatsoever in existence, whether accrued, contingent, absolute or otherwise, of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on the consolidated balance sheet of Parent (including in any of the notes thereto) except for: (i) liabilities and obligations as reflected or reserved against in the Latest Parent Balance Sheet (including in any of the notes thereto) or (ii) liabilities and obligations that have arisen since the date of the Latest Parent Balance Sheet in the ordinary course of business; provided, however, that it is acknowledged and agreed by the Company, Parent and Amalgamation Sub that Parent and Amalgamation Sub are not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums as of any date.

Section 5.8 Litigation.

(a) As of the date of this Agreement, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to Parent’s knowledge, threatened or under investigation against any Parent Group Company, any material property or material asset of any Parent Group Company, or, to Parent’s knowledge, any present or former officer of director of any Parent Group Company before any Governmental Entity (relating to actions of such Person in his or her capacity as an officer or director of any Parent Group Company), which (a) has had or would reasonably be expected to have a Parent Material Adverse Effect, or (b) that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. No Parent Group Company is subject to any outstanding order, writ, injunction or decree as of the date hereof (other than those applicable generally to insurers in one or more of Parent Group Companies’ lines of business).

Section 5.9 Compliance with Applicable Law.

(a) The Parent Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from, and have made all declarations and filings with, all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Parent Material Permits”). No Parent Group Company is in material default or violation of any Parent Material Permit to which it is a party and no event has occurred that would reasonably be expected to cause a revocation, suspension, lapse or other limitation of any Parent Material Permit. Since January 1, 2012, the business of the Parent Group Companies has been operated in material compliance with all applicable Laws of all Governmental Entities. Without limitation of the foregoing, each of the Parent Insurance Subsidiaries is marketing or selling insurance products in compliance with insurance Laws applicable to the business of such Parent Insurance Subsidiary in the respective jurisdictions in which such products are being marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 Employee Plans.

(a) With respect to each Parent Employee Benefit Plan, Parent has made available to the Company copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination or opinion letter and (v) any material associated administrative agreements or insurance policies.

(b) No Parent Employee Benefit Plan is a Multiemployer Plan and no Parent Group Company has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and to Parent’s knowledge, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Parent Group Company. No Parent Employee Benefit Plan is subject to Title IV of ERISA or provides health or other welfare benefits to former employees of any Parent Group Company, other than health continuation coverage mandated by applicable Law, including, without limitation, under COBRA or similar non-U.S. Law.

(c) Each Parent Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Parent Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service or is the subject of a favorable opinion from the Internal Revenue Service on the form of such Parent Employee Benefit Plan and, to Parent’s knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Parent Employee Benefit Plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment to any current or former employee of Parent or Amalgamation Sub of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(e) All Parent Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance in all material respects with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 5.11 Environmental Matters. The Parent Group Companies are in material compliance with all Environmental Laws. Without limiting the generality of the foregoing, the Parent Group Companies hold and are in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws. No Parent Group Company has received in the past two (2) years any currently unresolved written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.

Section 5.12 Intellectual Property.

(a) Parent owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the business of the Parent Group Companies as currently conducted (collectively, the “Parent Group Company IP Rights”).

(b) There is not pending or threatened in writing against any Parent Group Company any claim by any third party contesting the use or ownership of any material Parent Group Company IP Right owned by such Parent Group Company, or alleging that any Parent Group Company is infringing any Intellectual Property Rights of a third party, and there are no claims pending or threatened in writing that have been brought by any Parent Group Company against any third party alleging infringement of any Intellectual Property Rights owned by such Parent Group Company. The conduct of the business of the Parent Group Companies as currently conducted does not infringe any Intellectual Property Rights of any third party and, to Parent’s knowledge, no third party is infringing any material Parent Group Company IP Rights.

Section 5.13 Labor Matters.

(a) No Parent Group Company is a party to any collective bargaining agreement or other labor union contract applicable to employees of such Parent Group Company and, to the knowledge of Parent, there are not any activities or proceedings of any labor union to organize any such employees. During the last two (2) years, (i) there has been no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to any Parent Group Company or any employee thereof; (ii) there has been no labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting any Parent Group Company, and no Parent Group Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there has been no representation claim or petition pending before any applicable Governmental Entity, and no question concerning representation exists relating to the employees of any Parent Group Company; and (iv) there have been no charges with respect to or relating to any Parent Group Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b) Each Parent Group Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.

Section 5.14 Insurance. Parent maintains policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance that are reasonably sufficient for the Parent Group Companies’ businesses in all material respects.

Section 5.15 Tax Matters.

(a) Each Parent Group Company has prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all material Tax Returns required to be filed with respect to any Parent Group Company and has timely paid all income and other material Taxes owed or payable by it (whether or not shown on any Tax Return), including Taxes which any Parent Group Company is obligated to withhold. To the extent payment of any Taxes that have accrued is not yet due, the amount of such accrued Taxes is properly and fully reflected or otherwise taken into account in adequate reserves in the Parent Financial Statements or, in the case of periods since the Latest Parent Balance Sheet, on the Parent’s or the Subsidiaries’ books and records. Since December 31, 2012, no Taxes have accrued with respect to any Parent Group Company other than Taxes arising in the ordinary course of business. Each Parent Group Company has withheld each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b) No Parent Group Company is currently the subject of an ongoing Tax audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding, nor, to Parent’s knowledge, has any audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding been threatened.

(c) No Parent Group Company has consented to waive or extend the time, or is the beneficiary of any waiver or extension of time, in which any Tax may be assessed or collected by any taxing authority.

(d) No Parent Group Company has received from any taxing authority any written notice of any material proposed, asserted or assessed adjustment, deficiency or underpayment of Taxes.

(e) There are no Liens for Taxes against any of the assets of a Parent Group Company, other than Permitted Liens.

(f) No Parent Group Company is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, indemnity, assignment or allocation of any Taxes pursuant to which it will have any obligation to make any payments after the Closing (other than a contract among members of a group the common parent of which is Parent or any agreement or arrangement pertaining to the sale or lease of assets of any Parent Group Company or pursuant to commercial financing arrangements).

(g) No Parent Group Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) To Parent’s knowledge, no claim has been made in writing by any taxing authority of a jurisdiction where Parent or any of its Subsidiaries did not file Tax Returns, or a particular kind of Tax Return, that such Parent or Subsidiary should have filed such Tax Return or Returns or is or may be subject to Tax in that jurisdiction.

(i) No Parent Group Company has agreed to make, or is it required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of a change in accounting method or otherwise and there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method.

(j) No Parent Group Company has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k) No Parent Group Company has requested a ruling in respect of Taxes during the past five (5) years from any Governmental Entity.

(l) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or issued with respect to Parent or any of its Subsidiaries, in each case, that will bind Parent or any of its Subsidiaries for any taxable period after the Closing.

(m) No Parent Group Company (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return that includes an entity or entities other than the Parent Group Companies, or (ii) has any liability for Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.

(n) No Parent Group Company will be required to include in gross income of a taxable period ending on or after the Closing Date income or gain attributable to cash received, an account receivable that arose, or an installment sale or other transaction that was consummated, in a prior taxable period, or an election under Section 108(i) of the Code that was made with respect to a prior taxable period.

Section 5.16 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Amalgamation Sub or any of their respective Affiliates.

Section 5.17 Real and Personal Property.

(a) Owned Real Property. No Parent Group Company owns any real property.

(b) Leased Real Property.

(i) Schedule 5.17(b)(i) sets forth a list of each Parent Real Property Lease in effect as of the date hereof pursuant to which the current annual rental payments exceed $1,500,000 (each, a “Material Parent Real Property Lease”; the real property leased by the Parent Group Companies pursuant to the Material Parent Real Property Leases is hereinafter referred to as the “Parent Leased Real Property”).

(ii) Except as would not reasonably be expected to be material to the Parent Group Companies taken as a whole, each Material Parent Real Property Lease is valid and binding on the Parent Group Company party thereto, enforceable in accordance with its terms (assuming the due authorization and execution of such Material Parent Real Property Lease by the other party(ies) thereto, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) Except as would not reasonably be expected to be material to the Parent Group Companies taken as a whole, neither any Parent Group Company, nor, to Parent’s knowledge, any third party to a Material Parent Real Property Lease is in default under or in breach of any Material Parent Real Property Lease in any material respect.

(iv) No Parent Group Company has entered into any material sublease granting to any Person other than a Parent Group Company the right to use or occupy any material portion of the Parent Leased Real Property.

(v) No Parent Group Company has granted to any Person other than a Parent Group Company any option or right of first refusal to purchase or acquire any material portion of the Parent Leased Real Property.

(vi) Except as would not reasonably be expected to be material to the Parent Group Companies taken as a whole, the use of the Parent Leased Real Property does not violate any applicable Law, covenant, condition, restriction, easement, license, permit or agreement in effect with respect to such Parent Leased Real Property. There is no condemnation or eminent domain proceeding affecting the Parent Leased Real Property.

(c) Personal Property. The Parent Group Companies collectively own or hold under valid leases all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens.

Section 5.18 Insurance Matters.

(a) Prior to the date of this Agreement, Parent has made available to the Company a true and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, on or after January 1, 2012, with respect to Parent or any Parent Insurance Subsidiary and all material attachments, addenda, supplements and modifications thereto. To Parent’s knowledge, the factual information and data furnished by Parent and each Parent Insurance Subsidiary in writing to its actuaries expressly in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports as of the date delivered to such actuaries, subject in each case to any limitations and qualifications contained in the actuarial reports; provided that Parent makes no representation or warranty with respect to such actuarial reports, any estimates, projections, predications, forecasts or assumptions in such actuarial reports or the assumptions on the basis of which such information was, or data were, prepared.

(b) Each Parent Group Company has duly adopted investment guidelines and is, as of the date of this Agreement, in compliance in all material respects with its respective investment guidelines.

Section 5.19 Transactions with Affiliates. Schedule 5.19 sets forth all contracts or arrangements between any Parent Group Company, on the one hand, and Affiliates of Parent (other than any Parent Group Company or any employee of any Parent Group Company who is not an officer of any Parent Group Company), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 5.19, to Parent’s knowledge, none of the Parent Group Companies or their respective Affiliates, directors or officers: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Parent Group Company), which is a material client, supplier, customer, lessor, lessee or competitor of any Parent Group Company or (ii) owns any property right, tangible or intangible, which is used by a Parent Group Company in the conduct of its business. Ownership of five (5) percent or less of any class of securities of a company whose securities are registered under the Exchange Act, shall not be deemed to be a financial interest for purposes of this Section 5.19.

Section 5.20 Sufficiency of Funds. At the Effective Time, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and to pay all associated fees, costs and expenses incurred by it in connection therewith.

Section 5.21 Solvency. Assuming the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived as of the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement, the Amalgamated Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived as of the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement, the Amalgamated Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

Section 5.22 Investigation; No Other Representations.

(a) Each of Parent and Amalgamation Sub (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given adequate access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(b) In entering into this Agreement, each of Parent and Amalgamation Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 4 and each of Parent and Amalgamation Sub acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, shareholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Amalgamation Sub or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent, Amalgamation Sub or any of their respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, shareholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or any certificate or instrument delivered pursuant hereto) relating to the business, assets or liabilities of the Group Companies made available to Parent, Amalgamation Sub or any of their respective agents, representatives, lenders or Affiliates, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Amalgamation Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) Conduct of Business of the Company. Except as expressly permitted by this Agreement, as required by Law, as set forth on Schedule 6.1(a) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business (provided, however, that in no event shall the Group Companies be under any obligation to put in place any new retention programs or similar arrangements or be responsible for retaining the services of any employee who, as a result of the transactions contemplated by this Agreement (or the announcement hereof), voluntarily terminates his or her employment with the Group Companies) and (c) not do any of the following:

(i) enter into, materially amend or terminate any Company Material Contract (excluding any Company Employee Benefit Plan, Company Reinsurance Agreement or Company Agent Agreement), or waive, release or assign any material rights or claims thereunder;

(ii) declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of, its equity securities except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies that are wholly owned, directly or indirectly, by the Company;

(iii) (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver, or authorize the issuance, sale, transfer, pledge, grant, disposal of or encumbrance of, any equity securities of any class, any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or rights of any kind related to any of the foregoing (except for the issuance of equity securities upon the exercise or conversion of Company Options or Company Warrants, or upon the vesting of Company RSUs, in each case that are issued and outstanding as of the date hereof) or (B) adjust, split, combine or reclassify any of its equity securities;

(iv) redeem, purchase or otherwise acquire any outstanding capital shares or other equity securities of the Company or any of the Group Companies which are not wholly owned, directly or indirectly, by the Company (except for the purchase, repurchase, redemption or other acquisition by the Company of Company Common Shares, Company RSUs or Company Options in connection with (x) the forfeiture of Company Common Shares, Company RSUs or Company Options outstanding as of the date hereof by any Person pursuant to the terms of the Company Incentive Plan or any Share Agreement or (y) the net exercise of any Company Options that are outstanding as of the date hereof pursuant to the terms of the Company Incentive Plan or any Share Agreement);

(v) acquire or agree to acquire in any manner (whether by merger, amalgamation or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person or make any loans, advances or capital contributions to or investments in any Person (other than another Group Company), other than the acquisition of assets (including, subject to Section 6.1(a)(xviii), investment assets) in the ordinary course of business;

(vi) adopt or propose to adopt any amendments of their respective Governing Documents;

(vii) adopt a plan to or merge, consolidate, amalgamate or reorganize with or into any other Person or adopt a plan of complete or partial dissolution or liquidation, completely or partially dissolve or liquidate, or commence or consent to any complete or partial dissolution, liquidation, receivership or similar proceeding;

(viii) except as required by Law or the terms of any Company Employee Benefit Plan as in effect on the date hereof: (A) grant or announce any incentive awards, bonus or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of the current or former directors, managers, officers or employees, or other service providers of such Group Company (other than non-material increases in benefits resulting from routine changes to welfare benefit programs); (B) increase the benefits under any Company Employee Benefit Plan; (C) establish, adopt, enter into, terminate or amend any Company Employee Benefit Plan; or (D) grant any retention, severance or termination pay to, or enter into any employment, change of control or severance agreement with, any director, manager, officer, employee or other Person;

(ix) hire any employee, enter into or amend any transaction, contract or agreement with any of its officers, directors, managers, employees or Affiliates (or any directors, managers, officers or employees of any such Affiliate) or promote any officers or other employees to an officer-level position;

(x) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets or Company Leased Real Property, except for transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, that are in the ordinary course of business consistent with past practice and that do not exceed $500,000 in the aggregate;

(xi) sell or otherwise dispose of any assets outside the ordinary course of business, except for assets with a purchase price, in the aggregate, of less than $500,000;

(xii) except for a transaction which is settled through a London Market settlement bureau where any Group Company is not the recognized lead, commence or settle any claim, action or proceeding, unless either (y) in the ordinary course of business consistent with past practice and when the amount sought or settled does not exceed $100,000, or (z) after giving written notice to Parent no objection from Parent is received by the end of the second Business Day after the day in which such notice was given;

(xiii) except as required by GAAP or applicable SAP, change in any material respect any of the accounting principles or practices used by a Group Company;

(xiv) make, change or revoke any election related to Taxes, settle or compromise any Tax liability, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method;

(xv) repurchase, repay, incur or assume any Indebtedness, guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Group Companies, guarantee any debt securities of another Person, enter into or amend any “keep well” or other contract or arrangement to maintain any financial condition of any other Person or enter into or amend any arrangement having the economic effect of any of the foregoing, other than (x) letters of credit issued in the ordinary course of business consistent with past practice under existing Indebtedness, and (y) any other Indebtedness incurred in the ordinary course of business consistent with past practice having an aggregate principal amount outstanding that is not in excess of $500,000;

(xvi) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice and consistent with the Investment Guidelines;

(xvii) amend, modify or otherwise change the Investment Guidelines in any respect;

(xviii) acquire or dispose of any investment assets other than in compliance with the Investment Guidelines;

(xix) adopt or implement any shareholders’ rights plan or similar arrangement;

(xx) make or authorize any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

(xxi) except as set forth in Section 6.1(a)(xii), and subject to Section 6.1(a)(xxii), and unless the consent of Parent has been requested in writing and no objection from Parent has been received by the end of the second Business Day after the day in which such consent request was received by Parent, commence, settle or compromise, or provide authority to any other Person to commence, settle or compromise, any claim, action or proceeding pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by any of the Group Companies of any amount exceeding $500,000 in the aggregate or which settlement imposes or concedes any fault on the part of any of the Group Companies, provided that none of the Group Companies shall settle or agree to settle any such claim, action or proceeding when the settlement involves a remedy other than for monetary damages, including injunctive or similar relief or has a restrictive impact on the business of any of the Group Companies;

(xxii) compromise, commute or buy back, or provide authority to any other Person to compromise, commute or buy back, any ceded or assumed Company Reinsurance Agreement or any claim under or with respect to any ceded or assumed Company Reinsurance Agreement, involving payments or the removal of gross or ceded reserves in an amount in excess of $500,000;

(xxiii) (A) enter into any new ceded or assumed Company Reinsurance Agreement or transaction, or any loss portfolio transfer or similar transfer or transaction or (B) amend or modify any existing ceded or assumed Company Reinsurance Agreement or transaction;

(xxiv) enter into or renew any Insurance Agreement with coverage limits in excess of the amounts set forth on Schedule 6.1 or enter into or engage in (through acquisition, product extension, renewal or otherwise) the business of selling any products or services materially different from existing products or services of any of the Group Companies;

(xxv) enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form);

(xxvi) except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP or applicable Law;

(xxvii) amend, terminate or non-renew any insurance agreement or similar undertaking in force and effect on the date of this Agreement that provides coverage to any of the Group Companies; or

(xxviii) enter into a binding agreement to do anything contained in this clause (a).

(b) Except as expressly permitted by this Agreement, as required by Law, as set forth on Schedule 6.1(b), or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall not do any of the following:

(i) adopt a plan to or merge, consolidate, amalgamate or reorganize with or into any other Person or adopt a plan of complete or partial dissolution or liquidation, completely or partially dissolve or liquidate, or commence or consent to any complete or partial dissolution, liquidation, receivership or similar proceeding;

(ii) adopt or propose to adopt any amendments of its Governing Documents;

(iii) declare, set aside or pay any dividend or other distribution (whether securities or property) in respect of Parent Common Stock;

(iv) redeem, purchase or otherwise acquire any outstanding capital shares or other equity securities of the Parent or any of the Parent Group Companies which are not wholly owned, directly or indirectly, by the Parent, except in connection with the vesting of any outstanding restricted shares; or

(v) enter into a binding agreement to do any of the foregoing.

Section 6.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Amalgamation Sub, directly or indirectly, the right to control or direct the Company’s or any of the Group Companies’ operations prior to the Closing in any manner that would violate applicable Law.

Section 6.3 Tax Matters.

(a) Parent, the Company and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such proceeding. The Securityholders’ Representative and Parent agree to (and, after the Closing, Parent will cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to any Group Company for a period of seven (7) years. The Securityholders’ Representative shall have the right to consent to any settlement or compromise, or the right to control the litigation or settlement (in accordance with the principles set forth in Section 9.3 and Section 9.8, assuming the Securityholders’ Representative is the responsible party with respect thereto), of any matter described above in this subsection (a) that could give rise to an indemnification obligation out of the Escrow Account pursuant to this Agreement, subject to Section 9.3 and Section 9.8. Parent, the Company and the Securityholders’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

(b) All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Parent and the Company. Parent will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, with such filing expenses to be borne equally by Parent and the Company.

Section 6.4 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and its authorized representatives reasonable access to all books and records of the Group Companies and all officers, directors, employees and other personnel of the Group Companies, in each case, during normal business hours (in a manner so as to not interfere with the normal business operations of any Group Company). From and after the date immediately following the expiration or termination of the waiting period under the HSR Act (or any other Antitrust Law), (a) the Company shall permit a limited number of authorized representatives of Parent to attend any and all meetings of the Company Executive Committee (or any sub-committee thereof) and meetings of the board of directors and any committee thereof (or similar governing body) of each Group Company and to receive all written materials and communications related to such meetings at the same time as (or promptly thereafter) management or the board or committee (or similar governing body) receives such materials or communications, provided that the Group Companies shall be entitled to require that any representative(s) of Parent recuse themselves from any portion of any such meeting, and the Group Companies shall be entitled to redact or withhold any such materials or communications, to the extent that the representative(s)’ participation in the portion of such meeting, or the provision of such materials or communications to the representative(s), would be reasonably likely to (x) jeopardize any attorney-client or other legal privilege, (y) contravene any applicable Laws or (z) breach any confidentiality obligations of the Group Companies under contracts with third parties and (b) solely to the extent permitted by applicable Law, Parent and its authorized representatives shall be permitted to offer advice and guidance to the Group Companies on their business operations, which the Group Companies shall consider in their respective sole discretion, provided that, for the avoidance of doubt, in no event shall the Group Companies be obligated to follow or implement any such advice or guidance. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent (including pursuant to Section 6.1) if such disclosure would be reasonably likely to (x) jeopardize any attorney-client or other legal privilege, (y) contravene any applicable Laws or (z) breach any confidentiality obligations of the Group Companies under contracts with third parties; provided, however, that the Company shall notify Parent in writing with a general description of each item not disclosed pursuant to this clause.

Section 6.5 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent, Amalgamation Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each of Parent, Amalgamation Sub and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including the filing fees under the HSR Act and other Antitrust Laws, shall be borne equally by Parent and the Company. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act and all other filings required by applicable Antitrust Laws with respect to the transactions contemplated by this Agreement promptly (and in any event, within fifteen (15) Business Days in the case of filings pursuant to the HSR Act, and within twenty (20) Business Days in the case of all other filings required by applicable Antitrust Laws) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws. Without limiting the foregoing, (i) Parent, Amalgamation Sub and the Company and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) each Party shall, and shall cause its Affiliates to, take all actions that are reasonably necessary or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.5(a), (i) as soon as reasonably practicable following the date of this Agreement (and in any event, within twenty (20) Business Days), the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement (and amend filings, re-file and/or make new filings, if and when necessary, as soon as reasonably practicable) and shall use reasonable best efforts to have such insurance regulators approve the transactions contemplated by this Agreement to the extent approval is required under applicable Law, (ii) within a reasonable time prior to furnishing the same to any insurance regulator, each Party shall provide all applications with the insurance regulators to the other Parties in advance for their approval (such approval not to be unreasonably withheld, conditioned or delayed) and each Party shall have a reasonable opportunity to provide comments thereon, (iii) the Company and Parent shall give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof, and (iv) to the extent reasonably practicable, each Party shall provide all substantive correspondence with the insurance regulators to the other Parties in advance for their approval (such approval not to be unreasonably withheld, conditioned or delayed). The Company and Parent shall have the right to participate in and shall, to the extent reasonably practicable, receive reasonable prior notice of, all meetings (telephonic or otherwise) of the other party with any insurance regulators in respect of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require either Parent or Company to provide or cause to be provided to the other confidential information submitted to any Governmental Entity or the portions of notices or other communications received from or with Governmental Entities relating or referring to confidential information.

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, Parent, Amalgamation Sub and the Company agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary set forth in this Section 6.5 or any other section of this Agreement, none of Parent, Amalgamation Sub or any of their Affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action or refrain from taking any action or agree or commit to any condition, limitation, restriction or requirement of any Governmental Entity (except as set forth in Schedule 6.5) that would materially adversely affect the economic benefits reasonably expected to be derived by Parent under this Agreement or in connection with the consummation of the transactions contemplated hereunder (a “Burdensome Condition”); provided that, in the event that a Governmental Entity requires that the terms of this Agreement be changed or altered in a manner that adversely affects any such benefits reasonably expected to be derived hereunder, each of the Parties shall use its reasonable best efforts and cooperate and negotiate in good faith to agree to alternative terms to this Agreement that are acceptable to such Governmental Entity and provide benefits substantially similar to the benefits provided under the original terms thereof.

Section 6.6 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Company, shall be issued or made by any Party without the joint approval of Parent, on one hand, and the Securityholders’ Representative, on the other, unless required by Law (in the reasonable opinion of counsel) in which case Parent or the Securityholders’ Representative, as applicable, shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, equityholders, customers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Parent and the Group Companies on their own behalf, will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Parent shall, and shall cause the Amalgamated Company to, advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law.

(b) Contemporaneously with the Closing, Parent shall, at its expense, and shall cause the Amalgamated Company to, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided, however, that the Amalgamated Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date and provided further that in no event shall Parent be required to pay more than 250% of the current annual premium payable by the Group Companies for such insurance.

(c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent and the Company.

Section 6.8 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not take, or permit any Group Company or any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent and/or its respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, amalgamation, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business in accordance with Section 6.1 (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Parent hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.8.

Section 6.9 Documents and Information. After the Closing Date, Parent shall, and shall cause the Amalgamated Company and the Group Companies, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Securityholders’ Representative (at the Securityholders’ Representative’s expense) during normal business hours of the Amalgamated Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

Section 6.10 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee (excluding executive officers), insured, insurance broker, reinsurance intermediary, customer, supplier, vendor, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.11 Employee Benefit Matters.

(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Parent shall provide, or shall cause the Amalgamated Company to provide, employees of each Group Company who continue to be employed by a Group Company (collectively, “Continuing Employees”) with the same salary or hourly wage rate as provided to such Continuing Employees immediately prior to the Closing Date and with employee benefits that are substantially similar in the aggregate to the employee benefits provided under the Company Employee Benefit Plans in which such Continuing Employees participated as of the date of this Agreement. Parent further agrees that, from and after the Closing Date, Parent shall, and shall cause each Group Company to, grant all Continuing Employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or any Group Company on or after the Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits. In addition, Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the Closing Date, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year of the Closing and on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.

(b) Parent agrees that Parent, through a Parent Group Company or a Group Company group health plan (as defined in Section 4980B of the Code), shall be responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(c) Nothing contained in this Section 6.11, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan. Further, this Section 6.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.11, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11.

Section 6.12 Schedule Supplements. From time to time commencing on the date of this Agreement and until the Closing Date, (i) the Company shall deliver to Parent written notice of any event or development that would render any representation or warranty of the Company in this Agreement (including the Company Schedules) inaccurate or incomplete due to the events or circumstances occurring after the date hereof and (ii) Parent shall deliver to the Company written notice of any event or development that would render any representation or warranty of Parent in this Agreement (including the Parent Schedules) inaccurate or incomplete due to the events or circumstances occurring after the date hereof (each of (i) or (ii), a “Schedule Supplement”); provided, however, that no such Schedule Supplement shall (a) affect Parent’s right to terminate this Agreement in accordance with Section 8.1(b) or the Company’s right to terminate this Agreement in accordance with Section 8.1(c), (b) be given effect for purposes of determining whether the condition set forth in Section 7.2(a) or Section 7.3(a) has been satisfied, or (c) the Parties’ indemnification rights under Article 9.

Section 6.13 Written Consent. Within twenty four (24) hours following the execution and delivery of this Agreement, the Company shall deliver to Parent the Written Consent (which may be delivered to Parent’s representatives via PDF attached to an email).

Section 6.14 Registration Rights Agreement; Shareholder Rights Agreement. Parent shall enter into, at the Closing, (i) the registration rights agreement substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”) and (ii) the shareholder rights agreement substantially in the form attached as Exhibit E hereto (the “Shareholder Rights Agreement”).

Section 6.15 Bermuda Required Actions.

(a) Prior to the Closing, the Company shall procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers.

(b) Prior to the Closing, Amalgamation Sub shall (and Parent, as the sole shareholder of Amalgamation Sub shall cause Amalgamation Sub to) (i) procure that the statutory declarations required by Section 108(3) of the Companies Act are duly sworn by one of Amalgamation Sub’s officers; (ii) prepare a duly certified copy of the shareholder resolutions evidencing the approval of Bayshore Holdings Ltd., as the sole shareholder of the Amalgamation Sub, of the Amalgamation; (iii) obtain the approval of the Registrar to the proposed name of the Amalgamated Company; and (iv) prepare a notice advising the Registrar of the registered office of the Amalgamated Company.

Section 6.16 Redemption of Preferred Shares. The Company shall provide notices of redemption to the holders of Preferred Shares, to the extent required under the Company Bye-laws or under any agreements or instruments applicable to the Preferred Shares, in order to permit the redemption of the Preferred Shares at the Effective Time in accordance with Section 3.1(a).

Section 6.17 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Founder Amalgamation Stock Consideration (or, in the case of the Parent Series B Non-Voting Preferred Stock, the voting ordinary shares, par value $1.00 per share, of Parent issuable upon the conversion thereof upon transfer to a third party) to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Closing Date.

Section 6.18 Class B Shares.

(a) The Company shall use its reasonable best efforts to redeem all Unallocated Company Class B Shares prior to the Effective Time, provided that no Group Company shall pay any amount to any holder of such Unallocated Company Class B Shares without the prior written consent of Parent, and any such amounts so paid shall be included within the definition of “Company Transaction Expenses” for all purposes under this Agreement. The Company shall keep Parent reasonably apprised of its efforts to redeem the Unallocated Company Class B Shares.

(b) In the event the representations and warranties of the Company set forth in Section 4.2(e) – (h) are not true and correct in all respects (except to the extent de minimis) on and as of the Closing Date (as though made on and as of the Closing Date), the Company shall agree to amend the terms of this Agreement immediately prior to the Closing Date to decrease the Purchase Price by an amount equal to the Losses that Parent would suffer due to the failure of such representations and warranties to be so true and correct.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of Parent, Amalgamation Sub and the Company. The obligations of Parent, Amalgamation Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) the Company shall have obtained the Company Shareholder Approval;

(b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(c) the Transaction Approvals shall have been obtained, free of any condition that could reasonably be expected to have a Company Material Adverse Effect and shall not include, require, result in or have the effect of any Burdensome Condition with respect to Parent or any of its Affiliates (including the Group Companies after the Closing), and the waiting periods applicable thereto shall have terminated or expired;

(d) the Founder Amalgamation Stock Consideration (or, in the case of the Parent Series B Non-Voting Preferred Stock, the voting ordinary shares, par value $1.00 per share, of Parent issuable upon the conversion thereof upon transfer to a third party) shall have been authorized for listing on the NASDAQ Stock Market, upon official notice of issuance; and

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Parent, Amalgamation Sub and the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2 Other Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Amalgamation Sub of the following further conditions:

(a) the representations and warranties of the Company (i) set forth in Section 4.1, Section 4.2(a) – (d), Section 4.3, Section 4.16 and Section 4.20 shall be true and correct in all respects (except with respect to the representations and warranties set forth in Section 4.2, to the extent de minimis) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date) and (ii) set forth in this Agreement, other than those sections specifically identified in clause (i) of this Section 7.2(a), shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materiality”) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date), except, in the case of clause (ii) only, to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) prior to or at the Closing, the Company shall have delivered, in form and substance reasonably acceptable to Parent, a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied by the Company;

(e) prior to or at the Closing, the Company shall have delivered, in form and substance reasonably acceptable to Parent, written evidence that all Company Transaction Expenses required to be paid have been, or at the Closing will be, paid in full, and that any Person entitled to receive any Company Transaction Expenses has accepted the amount received or to be received by them as payment in full for all services rendered; and

(f) the Escrow Agreement shall have been executed by the Securityholders’ Representative.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the representations and warranties of the Parent and Amalgamation Sub (i) set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.16 and Section 5.20 shall be true and correct in all respects (except with respect to the representations and warranties set forth in Section 5.2, to the extent de minimis) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date) and (ii) set forth in this Agreement, other than those sections specifically identified in clause (i) of this Section 7.3(a), shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materiality”) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue be true and correct as of the specified date), except in the case of clause (ii) only to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Amalgamation Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(d) prior to or at the Closing, Parent and Amalgamation Sub shall have delivered, in form and substance reasonably acceptable to the Company, a certificate of an authorized officer of Parent and Amalgamation Sub, respectively, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) with respect to such entity have been satisfied;

(e) prior to or at the Closing, Parent and Amalgamation Sub shall have delivered, in form and substance reasonably acceptable to the Company, written evidence that all amounts and consideration required to be paid or deposited by Parent pursuant to this Agreement have been so paid or deposited at or prior to the Effective Time;

(f) the Registration Rights Agreement shall have been executed by Parent;

(g) the Shareholder Rights Agreement shall have been executed by Parent; and

(h) the Escrow Agreement shall have been executed by Parent.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.5.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent, Amalgamation Sub and the Company;

(b) by Parent, if any of the representations or warranties of the Company set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to the Company; provided, however, that Parent and/or Amalgamation Sub is not then in breach of this Agreement, which breach is a cause of the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) not being satisfied;

(c) by the Company, if any of the representations or warranties of Parent or Amalgamation Sub set forth in Article 5 shall not be true and correct or if Parent or Amalgamation Sub has failed to perform any covenant or agreement on the part of Parent or Amalgamation Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to

Parent or Amalgamation Sub; provided, however, that the Company is not then in breach of this Agreement, which breach is a cause of the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) not being satisfied, and the Founders are not then in breach of their respective Investor Certificates in any material respect;

(d) by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 8, 2014 (as it may be extended the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement (and, in the case of the Company, the Founders shall not have breached in any material respect their respective obligations under the Investor Certificates) in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, however, that if on April 8, 2014 the condition set forth in Section 7.1(c) is the only condition to Closing that has not been satisfied as of the Termination Date, then upon the written notice of the Company to Parent, the Termination Date shall be extended to a date and time that is not later than 5:00 p.m. New York City time on July 8, 2014;

(e) by Parent, if the Company fails to deliver the executed Written Consent to Parent within twenty (20) days from the date hereof;

(f) by Parent or the Company, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction and shall have complied with all of the other terms of this Agreement;

(g) By Parent, if any Company Material Adverse Effect shall have occurred; or

(h) By the Company, if any Parent Material Adverse Effect shall have occurred.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party or their respective officers, directors or equityholders) with the exception of the provisions of this Section 8.2, Section 6.6, Article 10, Article 11 and the penultimate sentence of Section 6.4, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, termination of this Agreement shall not in any way terminate, limit or restrict the rights and remedies of any Party hereto against any other Party for fraud, any intentional misrepresentation, any breach of any representation or warranty or any breach of any covenant or obligation contained in this Agreement prior to the time of termination.

Section 8.3 Amendment. Except as set forth in Section 6.12, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the respective Parties. Subject to Section 6.12, this Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.

Section 8.4 Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Amalgamation Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Amalgamation Sub contained herein or in any document, certificate or writing delivered by Parent or Amalgamation Sub pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by Parent or Amalgamation Sub with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such right preclude any other or further or exercise thereof.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

COVENANTS; INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article 4 shall survive the Closing until the twelve (12) month anniversary of the Closing Date, except for the representations and warranties contained in Section 4.1(a), Section 4.3 and Section 4.16 (such sections, the “Company Fundamental Representations”), which shall survive the Closing indefinitely and the representations and warranties in Section 4.15 which shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date. The representations and warranties of Parent and Amalgamation Sub contained in Article 5 shall survive the Closing until the twelve (12) month anniversary of the Closing Date, except for the representations and warranties contained in Section 5.1(a), Section 5.3 and Section 5.16 (such sections, the “Parent Fundamental Representations”) which shall survive the Closing indefinitely and the representations and warranties in Section 5.15 which shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date. The covenants contained in Article 6 shall terminate on the Closing Date unless a specific covenant contained in Article 6 requires performance after the Closing Date, in which case such covenant shall survive for a period of ninety (90) days following the date on which the performance of such covenant is required to be completed. The agreements and covenants set forth in Article 2, Article 3, Article 9, Article 10 and Article 11 shall survive in accordance with the terms thereof.

Section 9.2 Indemnification.

(a) Subject to the other provisions of this Article 9, from and after the Closing, Parent and/or its respective officers, directors, employees, Affiliates and/or agents (each a “Parent Indemnitee”) shall be indemnified, defended and held harmless solely out of the Escrow Amount from any actual damages, losses, liabilities, obligations, claims of any kind, interest or reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by the Company contained in Article 4 or in any certificate, instrument or agreement delivered by or on behalf of the Company pursuant to this Agreement, and (ii) any breach by the Securityholders’ Representative of any of the covenants contained herein which are to be performed by the Securityholders’ Representative after the Closing.

(b) From and after the Closing, each Parent Indemnitee and each Group Company shall be indemnified, defended and held harmless solely out of the Escrow Amount from and against the following Taxes including any reasonable out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith: (i) any Taxes arising from or related to a breach of any of the covenants and agreements contained in Article 6; (ii) any Taxes imposed on any Group Company with respect to taxable periods ending on or before December 31, 2012; (iii) with respect to taxable periods beginning before December 31, 2012 and ending after December 31, 2012, any Taxes imposed on any Group Company which are allocable, pursuant to this Section 9.2(b), to the portion of such period ending on December 31, 2012; (iv) any Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Company or any of its Subsidiaries) of which any Group Company was a member on or prior to December 31, 2012 imposed on any Group Company by reason of Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law); and (v) any Taxes of any Person imposed on any Group Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before December 31, 2012. In the case of Taxes that are payable with respect to a taxable period that begins before December 31, 2012 and ends after December 31, 2012, the portion of any such Tax that is allocable to the portion of the period ending on December 31, 2012 shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts (other than premiums), or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended on December 31, 2012 (based upon an interim closing of the books as of December 31, 2012); and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of any Group Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on December 31, 2012 and the denominator of which is the number of calendar days in the entire period; and

(iii) in the case of Taxes imposed on the basis of gross premiums, deemed equal to the amount of Taxes that would be payable based upon the amount of premium written as of December 31, 2012.

(c) Subject to the other provisions of this Article 9, Parent shall, and shall, after the Closing, cause the Amalgamated Company, to indemnify, defend and hold harmless the Company Securityholders and/or their respective officers, directors, employees, Affiliates and/or agents (each a “Securityholder Indemnitee”) from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by Parent or Amalgamation Sub contained in Article 5 or in any certificate, instrument or agreement delivered by or on behalf of Parent or Amalgamation Sub pursuant to this Agreement, and (ii) any breach by Parent or the Amalgamated Company of any of the covenants or agreements contained herein which are to be performed by Parent or the Amalgamated Company after the Closing Date.

(d) The obligations to indemnify, defend and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). No Parent Indemnitee shall be entitled to be indemnified from, defended or held harmless against any Loss pursuant to the terms of this Section 9.2 unless such Parent Indemnitee delivers written notice of its claim for indemnification to the Securityholders’ Representative pursuant to Section 11.2 on or prior to the applicable survival date set forth in Section 9.1. No Securityholder Indemnitee shall be entitled to be indemnified from, defended or held harmless against any Loss pursuant to the terms of this Section 9.2 unless such Securityholder Indemnitee delivers written notice of its claim for indemnification to Parent pursuant to Section 11.2 on or prior to the applicable survival date set forth in Section 9.1.

Section 9.3 Indemnification Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third Party Claim”), such Indemnified Party must notify the other party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly, and in any event within ten (10) Business Days, after such Indemnified Party learns of the Third Party Claim; provided, however, that any delay or failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent that the Indemnifying Party is prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly and in any event within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by the Indemnifying Party (not reasonably objected to by the Indemnified Party). Any such assumption of the defense thereof shall not be deemed an admission by the Indemnifying Party that the Third Party Claim is within the scope of the Indemnifying Party’s indemnification obligations under this Agreement. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as otherwise set forth herein. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm to represent the Indemnified Party and, if applicable, local counsel in the jurisdiction in which an action is held. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

(c) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action giving rise to a Third Party Claim unless the Indemnifying Party obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Securityholders’ Representative (or a duly authorized representative of such Party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 9.4 Limitations on Indemnification.

(a) The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 9.2(a) are subject to the following limitations:

(i) except for Losses arising from any breach or inaccuracy of any Company Fundamental Representation or the representations or warranties in Section 4.2 (which shall not be subject to the following limitation), the Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount of Losses which the Parent Indemnitees would recover under Section 9.2(a)(i), but for this Section 9.4(a), exceeds $7,000,000, in which case, the Parent Indemnitees shall only be entitled to recover Losses in excess of such amount;

(ii) except for Losses arising from any breach or inaccuracy of any Company Fundamental Representation or the representations or warranties in Section 4.2 (which shall not be subject to the following limitation), the Parent Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(a)(i) unless such Loss (including any series of related Losses) equals or exceeds $100,000; and

(iii) the maximum Losses indemnifiable pursuant to Section 9.2(a) and Section 9.2(b) shall be the Escrow Amount, and the Escrow Amount shall be the sole and exclusive source of recovery with respect to such Losses.

Notwithstanding anything to the contrary in this Agreement, the limitations contained in Section 9.4(a)(i) and Section 9.4(a)(ii) above shall not apply to any claims made pursuant to Section 9.2(b). Any claim reasonably identified by a Parent Indemnitee or a Group Company as a claim made pursuant to Section 9.2(b) shall not be treated as a claim made pursuant to Section 9.2(a).

(b) The rights of the Securityholder Indemnitees to indemnification pursuant to the provisions of Section 9.2(c) are subject to the following limitations:

(i) except for Losses arising from any breach or inaccuracy of any Parent Fundamental Representation (which shall not be subject to the following limitation), the Securityholder Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(c)(i) until the total amount of Losses which the Securityholder Indemnitees would recover under Section 9.2(c)(i), but for this Section 9.4(b), exceeds $7,000,000, in which case, the Securityholder Indemnitees shall only be entitled to recover Losses in excess of such amount;

(ii) except for Losses arising from any breach or inaccuracy of any Parent Fundamental Representation (which shall not be subject to the following limitation), the Securityholder Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(c)(i) unless such Loss (including any series of related Losses) equals or exceeds $100,000; and

(iii) the maximum Losses indemnifiable pursuant to Section 9.2(c) shall be $46,000,000.

(c) The rights of the Parent Indemnitees or the Securityholder Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:

(i) the amount of any and all Losses shall be determined net of any amounts actually received by the Parent Indemnitees or Securityholder Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;

(ii) neither the Parent Indemnitees nor the Securityholder Indemnitees, respectively, shall be entitled to indemnification pursuant to Section 9.2(a) or Section 9.2(c), respectively, for any Loss to the extent that prior to the date hereof the Group Companies or the Parent Group Companies, respectively, recorded a reserve in their consolidated books and records with respect to such Loss; and

(iii) neither the Parent Indemnitees nor the Securityholder Indemnitees shall be entitled to recover or make a claim for any amounts in respect of any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities or punitive damages and, in particular, consequential damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology, and in no case shall any such valuation methodology be used in calculating the amount of any Losses) or punitive, special or exemplary damages.

Notwithstanding anything contained herein to the contrary, on the date that the Escrow Amount is reduced to zero (0), the Parent Indemnitees shall have no further rights to indemnification under Section 9.2(a) and Section 9.2(b). Notwithstanding anything contained herein to the contrary, on the date that the aggregate amount paid to all Securityholder Indemnitees pursuant to this Article 9 equals the Escrow Amount, the Securityholder Indemnitees shall have no further rights to indemnification under Section 9.2(c). The Parent Indemnitees and the Securityholder Indemnitees shall use their commercially reasonable efforts to collect any amounts available under any insurance coverage or from any collateral source as referred to in Section 9.4(c)(i). In any case where a Parent Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Parent Indemnitee was indemnified pursuant to Section 9.2(a) or Section 9.2(b), such Parent Indemnitee shall promptly pay over to the Escrow Agent for re-inclusion in the Escrow Amount the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Parent Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid out of the Escrow Amount to or on behalf of such Parent Indemnitee in respect of such matter and (ii) any amount expended by the Securityholders’ Representative or any Securityholder Indemnitee in pursuing or defending any claim arising out of such matter.

Section 9.5 Treatment of Indemnity Payments. All payments made out of the Escrow Amount to or for the benefit of Parent Indemnitees pursuant to this Article 9 shall be treated as adjustments to the Company Equity Consideration for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 9.6 Exclusive Remedy. Except in the case where a Party seeks to obtain specific performance and/or other equitable relief pursuant to Section 11.15, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy for such parties with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to any of the Group Companies or Parent Group Companies prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving any of the Group Companies or Parent Group Companies prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and that the Parent Indemnitees and Securityholder Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 9.2. Parent acknowledges and agrees that the Parent Indemnitees, and the Securityholders’ Representative acknowledges and agrees that the Securityholder Indemnitees, may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The Parties agree that the provisions in this Agreement relating to indemnification (including this Article 9), and the limits imposed on Parent’s, the Parent Indemnitees’ and the Securityholder Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.1 and Section 9.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Company Equity Securityholders hereunder. Subject to the foregoing and Section 11.15, to the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise (including with respect to any environmental, health or safety matters, including those arising under any Environmental Laws).

Section 9.7 Manner of Payment; Escrow Release.

(a) Any amounts owing to the Parent Indemnitees pursuant to this Article 9 shall be made solely by disbursement of a portion of the Escrow Amount in accordance with the terms of the Escrow Agreement. In no event shall the Parent Indemnitees be entitled to recover an aggregate amount pursuant to this Article 9 in excess of the available portion of the Escrow Amount at any given time.

(b) Any portion of the Escrow Amount released by the Escrow Agent for payment to the Company Equity Securityholders shall be released in accordance with and subject to the terms of the Escrow Agreement.

(c) Parent and the Securityholders Representative shall deliver joint written instructions to the Escrow Agent as necessary to make any distribution from the Escrow Account as necessary to effectuate the release of the Escrow Amount as contemplated by and in accordance with the Escrow Agreement.

Section 9.8 Tax Contests.

(a) After the Closing, Parent Indemnitee or Group Company shall promptly notify the Securityholders’ Representative in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Parent or Group Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article 9 (a “Tax Contest”); provided, that any delay or failure to give such prompt notification shall not affect Parent Indemnitee or Group Company’s right to indemnification pursuant to Section 9.1(b) with respect to such Tax Contest. Such notice shall contain factual information (to the extent known to Parent Indemnitee or Group Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(b) In the case of a Tax Contest that relates to (i) a taxable period ending on or before, or that includes, December 31, 2012, or (ii) any matter which could increase any Parent Indemnitee’s right to be indemnified for Taxes (including pursuant to Section 9.2(b) of this Agreement), the Securityholders’ Representative shall have the right to control such Tax Contest; provided, however, that (i) such right to control such Tax Contest shall revert to the Parent Indemnitee if the reasonably expected cost of any settlement or other resolution of such Tax Contest would exceed the available portion of the Escrow Amount, provided that in such case the Parent shall not settle or otherwise resolve such Tax contest without the prior express written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) regardless of such right to control such Tax Contest, no settlement or other resolution of such Tax Contest shall be agreed by the Securityholders’ Representative without the prior express written consent of the Parent Indemnitee (which consent should not be unreasonably withheld, conditioned or delayed) if such settlement or other resolution would reasonably be expected to materially adversely affect any Parent Indemnitee’s or a Group Company’s future tax position.

ARTICLE X

SECURITYHOLDERS’ REPRESENTATIVE

Section 10.1 Appointment of the Securityholders’ Representative.

(a) By virtue of the adoption of this Agreement and the approval of the Amalgamation by the Company Shareholders, each Company Equity Securityholder (regardless of whether or not such Company Equity Securityholder votes in favor of the adoption of this Agreement and the approval of the Amalgamation, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, the Securityholders’ Representative, as his, her or its true and lawful agent and attorney-in-fact to act on behalf of each Company Equity Securityholder, and authorizes the Securityholders’ Representative to take any and all actions specified in or contemplated by this Agreement, the Escrow Agreement or the Paying Agency Agreement and take all actions necessary or appropriate in the reasonable judgment of the Securityholders’ Representative for the accomplishment of the foregoing. Subject to the terms of this Article 10, the Securityholders’ Representative shall take any and all actions that it reasonably believes are necessary or appropriate under this Agreement, the Escrow Agreement or the Paying Agency Agreement for and on behalf of the Company Equity Securityholders, as fully as such Company Equity Securityholders were acting on their own behalf, including in connection with the determination of the Final Excess Large Losses pursuant to Section 3.14 and the investigation, defense and/or settlement of any claims for which any Parent Indemnitee seeks indemnification pursuant to Article 9.

(b) All decisions made and actions taken by the Securityholders’ Representative under this Agreement, the Escrow Agreement or the Paying Agency Agreement, including any agreement between the Securityholders’ Representative and any Parent Indemnitee relating to determination of the Final Excess Large Losses pursuant to Section 3.14 or the defense or settlement of any claims for which any Parent Indemnitee seeks indemnification pursuant to Article 9, shall be binding upon all of the Company Equity Securityholders and their successors as if expressly confirmed and ratified in writing by each of them, and no Company Equity Securityholder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, the Securityholders’ Representative will not consent to the entry of any judgment or enter into any settlement that (i) imposes any material non-monetary obligation on (A) all or substantially all of the Company Equity Securityholders except with the written consent of a majority in interest of the Company Equity Securityholders (based on the number of Company Common Shares on a Fully Diluted Basis held by them), provided that any judgment or settlement that imposes injunctive or other equitable relief on any of the Company Equity Securityholders shall require the consent of the Company Equity Securityholders holding at least ninety percent (90%) of the Company Equity Shares (based on the number of Company Common Shares on a Fully Diluted Basis held by them), or (B) any specific Company Equity Securityholder or group of related Company Equity Securityholders except with the written consent of such Company Equity Securityholder or Company Equity Securityholders; provided, however, that in the case of either clauses (A) or (B) above, neither the Securityholders’ Representative, Parent nor the Amalgamated Company shall be responsible for any loss of rights under this Agreement or other losses that result from the failure by the Securityholders’ Representative to consent to the entry of any such judgment or enter into any such settlement or (ii) adversely affects in any material respect a particular Company Equity Securityholder on a discriminatory basis as compared to the treatment afforded to all other Company Equity Securityholders without such Company Equity Securityholder’s consent.

(c) The Securityholders’ Representative shall not have any liability to any of the Parties hereto or to the Company Equity Securityholders for any act done or omitted hereunder or otherwise in connection with the performance of its duties hereunder as the Securityholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Securityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any of the Parties hereto or to the Company Equity Securityholders for any action taken or omitted to be taken in good faith based on such advice. The Company Equity Securityholders shall severally and not jointly, and pro rata in proportion to the number of Company Common Shares on a Fully Diluted Basis held by them, indemnify the Securityholders’ Representative and hold him, her or it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out of pocket costs and expenses and legal fees and other legal costs incurred by the Securityholders’ Representative; provided that any finding of gross negligence or bad faith shall only be effective if determined in a final and non-appealable judgment of a court of competent jurisdiction. The Securityholders’ Representative may receive reimbursement directly from the Company Equity Securityholders for such losses, liabilities or expenses; provided, that the Securityholders’ Representative Fund deposited by Parent pursuant to Section 3.13 shall be used in full by the Securityholders’ Representative before the Securityholders’ Representative requests any such reimbursement.

(d) The Securityholders’ Representative shall have full power and authority on behalf of the Securityholder Indemnitees to execute and deliver the Escrow Agreement and the Paying Agency Agreement and to take any and all actions on behalf of, receive and give all notices on behalf of, execute and deliver any and all instruments on behalf of, and execute and deliver or waive any and all rights of, the Securityholder Indemnitees under this Agreement, the Escrow Agreement and the Paying Agency Agreement. Without limiting the generality or effect of this Section 10.1(d), any claims or disputes between or among any Parent Indemnitee, the Securityholders’ Representative and/or any one or more Company Equity Securityholders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Company Equity Securityholder (other than any claim against or disputed with the Securityholders’ Representative), be asserted or otherwise addressed solely by the Securityholders’ Representative on behalf of such Company Equity Securityholder (and not by such Company Equity Securityholder acting on its own behalf).

(e) By his, her or its adoption or approval of the Amalgamation, this Agreement, the Escrow Agreement and the Paying Agency Agreement, as the case may be, each Company Equity Securityholder agrees, in addition to the foregoing, that:

(i) Any Person, including Parent, Amalgamation Sub, the Amalgamated Company and the Escrow Agent, shall be entitled to rely conclusively on the instructions and decisions of the Securityholders’ Representative as to (x) the determination of, or settlement of any dispute with respect to, the Final Excess Large Losses pursuant to Section 3.14, (y) the settlement of any claims for indemnification by such Person pursuant to Article 9, or (z) any other actions required or permitted to be taken by the Securityholders’ Representative hereunder or under the Escrow Agreement or the Paying Agency Agreement, and no Company Equity Securityholder shall have any cause of action against such Person for any action taken by such Person in reliance upon the instructions or decisions of the Securityholders’ Representative;

(ii) all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon all of the Company Equity Securityholders and no Company Equity Securityholder shall have any cause of action against the Securityholders’ Representative for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, the Escrow Agreement or the Paying Agency Agreement, except for fraud or willful misconduct by the Securityholders’ Representative in connection with the matters described in this Section 10.1; and

(iii) the provisions of this Section 10.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated by this Agreement.

(iv) The Person serving as the Securityholders’ Representative may resign upon not less than ten (10) days’ prior notice to Parent, the Escrow Agent and each Company Equity Securityholder. If the then acting Securityholders’ Representative shall give notice of intent to resign, the holders of a majority in interest of the Company Equity Securityholders (based on the number of Company Common Shares on a Fully Diluted Basis held by them) shall, by written notice to Parent and the Escrow Agent, appoint a successor Securityholders’ Representative as soon as practicable, and in no event later than thirty (30) days following such notice of intent to resign. In addition, the Person then serving as the Securityholders’ Representative may be replaced from time to time by the holders of a majority in interest of the Company Equity Securityholders (based on the number of Company Common Shares on a Fully Diluted Basis held by them) upon not less than ten (10) days’ prior written notice to Parent, the Escrow Agent and each Company Equity Securityholder. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include any such successor Securityholders’ Representatives.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement (including the Schedules and exhibits hereto), the Escrow Agreement and the Paying Agency Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company prior to the Closing or Parent and the Securityholders’ Representative on or following the Closing; provided, (i) Parent may assign this Agreement to any controlled Affiliate of Parent; provided, however, that no assignment to any such controlled Affiliate shall in any way affect Parent’s obligations or liabilities under this Agreement, (ii) after the Closing, the Amalgamated Company may assign this Agreement to any of its beneficial owners or successors by operation of law (provided such beneficial owner or successor has sufficient assets to perform the Amalgamated Company’s obligations hereunder) and (iii) this Agreement may be assigned to a successor Securityholders’ Representative in accordance with Section 10.1(e)(iv). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective Parties as applicable, at the address, facsimile number or e-mail address set forth below:

To Parent or to the Amalgamated Company:

Enstar Group Limited

P.O. Box HM 2267

Windsor Place, 3rd Floor, 22 Queen Street

Hamilton HM JX

Bermuda

Attention: Richard J. Harris

Facsimile: (441) 296-7319

E-mail: richard.harris@enstargroup.com

with a copy (which shall not constitute notice to Parent or the Amalgamated Company) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Robert C. Juelke

Facsimile: (215) 988-2757

E-mail: robert.juelke@dbr.com

To the Company:

Torus Insurance Holdings Limited

Clarendon House

Church Street

Hamilton, HM 11, Bermuda

Attention: José Ramón González

Facsimile: (201) 830-2576

E-mail: jgonzalez@torus.com

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Michael Groll

Facsimile: (212) 728-9616

E-mail: mgroll@willkie.com

To the Securityholders’ Representative:

Hudson Securityholders Representative LLC

c/o First Reserve

One Lafayette Place,

Greenwich, CT 06830

Attention: Alan Schwartz

Facsimile: (203) 625-8579

E-mail: aschwartz@firstreserve.com

with a copy (which shall not constitute notice to the Securityholders’ Representative) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Michael Groll

Facsimile: (212) 728-9616

E-mail: mgroll@willkie.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 11.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) in the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all the Company Transaction Expenses pursuant to Section 3.12, (ii) Parent and the Company shall share equally all filing fees required under the HSR Act and other Antitrust Laws and in connection with the Transaction Approvals, (iii) Parent and the Company shall share equally all fees and expenses of the Escrow Agent and the Paying Agent, (iv) the Securityholders’ Representative shall be entitled to reimbursement of its expenses in the manner contemplated by Section 10.1(c).

Section 11.5 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Amalgamation together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) “$” and “dollar” shall refer to U.S. dollars and (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

Section 11.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on the face of such item or if such other section is identified by an appropriate cross-reference to such item. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except (i) as provided in Section 6.7 and Article 9, (ii) with respect to any Company Securityholder, the rights set forth in Section 11.12 and the rights of such Company Securityholders to receive the consideration set forth in Section 3.1 and any additional amounts and consideration payable thereto under this Agreement and (iii) with respect to Willkie Farr & Gallagher LLP, the rights set forth in Section 11.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 11.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages via electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.10 Knowledge.

(a) For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual or constructive knowledge, after conducting a reasonable investigation, of Clive Tobin, Naveen Anand, Dermot O’Donohoe, José González and Tim Harris, none of whom shall have any personal liability or obligations regarding such knowledge.

(b) For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “known by Parent” and any derivations thereof shall mean as of the applicable date, the actual or constructive knowledge, after conducting a reasonable investigation, of Dominic Silvester, Paul O’Shea, Nicholas Packer and Richard Harris, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 11.11 Limitation on Damages and Remedies. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities or punitive damages and, in particular, consequential damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology) or punitive, special or exemplary damages, relating to any breach of representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, agent, employee, member, partner, stockholder or Affiliate of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 11.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, CONTROVERSY, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14 Jurisdiction and Venue.

(a) Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii)

agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) PARENT AND AMALGAMATION SUB HEREBY IRREVOCABLY DESIGNATE CORPORATION SERVICE COMPANY , WITH AN OFFICE AT 80 STATE STREET ALBANY, NEW YORK 12207-2543, AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES TORUS US HOLDINGS INC., WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO SUCH DESIGNEE; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON SUCH DESIGNEE, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.2 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SUCH APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING DESIGNATION IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

Section 11.15 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon any Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 8.1, on the understanding that termination pursuant to Section 8.1(d) shall not be deemed “valid” for purposes of this Section 11.15 if the failure of the Closing to occur prior to the date set forth in Section 8.1(d) is solely the result of the failure by the Party seeking termination to perform its obligations under this Agreement, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Parent’s and Amalgamation Sub’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 11.16 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP has acted as legal counsel to certain of the Company Securityholders (including First Reserve and its Affiliates) and the Company, its Affiliates and the Group Companies prior to the Closing, and that Willkie Farr & Gallagher LLP intends to act as legal counsel to certain of the Company Securityholders (including First Reserve and its Affiliates) after the Closing, each of Parent and the Amalgamated Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Willkie Farr & Gallagher LLP representing any of the Company Securityholders (including First Reserve and/or its Affiliates) after the Closing as such representation may relate to the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Company Securityholders (including First Reserve and its Affiliates) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Company Securityholders and their Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to its engagement with respect to the transactions contemplated herein, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Company Securityholders and their Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Willkie Farr & Gallagher LLP in respect of such engagement constitute property of the client, only the applicable Company Securityholders and their Affiliates (and not the Group Companies) shall hold such property rights and (iii) Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Willkie Farr & Gallagher LLP and any of the Group Companies or otherwise.

Section 11.17 USD Equivalent. To the extent computation of any amounts contemplated by this Agreement (including the Company Equity Consideration and any of the thresholds or other amounts contemplated by Article 9) include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent.

Section 11.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Amalgamation to be duly executed on its behalf as of the day and year first above written.

ENSTAR GROUP LIMITED

By:	/s/ Paul O’Shea
Name: Paul O’Shea
Title: Director

VERANDA HOLDINGS LTD.

By:	/s/ Richard J. Harris
Name: Richard J. Harris
Title: Director

TORUS INSURANCE HOLDINGS LIMITED

By:	/s/ Kenneth Moore
Name: Kenneth Moore
Title: Chairman

SECURITYHOLDERS’ REPRESENTATIVE:
HUDSON SECURITYHOLDERS REPRESENTATIVE, LLC

By:	FR XI Offshore AIV, L.P., its managing member
By: FR XI Offshore GP, L.P.
By: FR XI Offshore GP Limited

By:	/s/ Ryan Zafereo
Name: Ryan Zafereo
Title: Director

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

FORM OF WRITTEN CONSENT

EXHIBIT C

AMALGAMATION AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF SHAREHOLDER RIGHTS AGREEMENT

EXHIBIT F

CERTIFICATE OF DESIGNATIONS OF SERIES B CONVERTIBLE PARTICIPATING

NON-VOTING PERPETUAL PREFERRED STOCK OF ENSTAR GROUP LIMITED